PROSPECTUS

                                3,200,000 SHARES

                                     [LOGO]

                              NETRADIO CORPORATION
                                  COMMON STOCK

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    This is the initial public offering of our common stock. We are offering 3,200,000 shares. No public market currently exists for our common stock. The common stock has been approved for listing on the Nasdaq National Market under the symbol "NETR."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                                                                      PER SHARE       TOTAL
                                                                     -----------  -------------
Public Offering Price..............................................   $   11.00   $  35,200,000

Underwriting Discount..............................................   $     .77   $   2,464,000

Proceeds to NetRadio Corporation...................................   $   10.23   $  32,736,000

    We have granted the underwriters a 30-day option to purchase up to 480,000 additional shares to cover any over-allotments.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

GERARD KLAUER MATTISON & CO., INC.                                  ADVEST, INC.

                                OCTOBER 14, 1999

                               TABLE OF CONTENTS

                                                                                                            PAGE
                                                                                                          ---------
Prospectus Summary......................................................................................          4
Risk Factors............................................................................................          7
Warning Regarding Our Use of Forward-Looking Statements.................................................         17
Use of Proceeds.........................................................................................         18
Dividend Policy.........................................................................................         18
Capitalization..........................................................................................         18
Dilution................................................................................................         19
Selected Financial Data.................................................................................         20
Management's Discussion and Analysis of Financial Condition and Results of Operations...................         21
Our Business............................................................................................         26
Management..............................................................................................         40
Related Party Transactions..............................................................................         45
Principal Shareholders..................................................................................         49
Description of Capital Stock............................................................................         50
Shares Eligible for Future Sale.........................................................................         51
Underwriting............................................................................................         53
Legal Matters...........................................................................................         55
Experts.................................................................................................         55
Where You Can Get More Information......................................................................         55
Financial Statements....................................................................................        F-1

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    Our executive offices are located at NetRadio Corporation, Riverplace Exposition Hall, 43 Main Street Southeast, Suite 149, Minneapolis, Minnesota 55414. Our telephone number is (612) 378-2211.
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    NETRADIO.COM-TM- and design, N NET.RADIO NETWORK-Registered Trademark- and design, NET.RADIO-Registered Trademark-, CDPOINT-TM- and NETCOMPANION-TM- are trademarks of NetRadio Corporation. All other trademarks and trade names referenced in this prospectus are the property of their respective owners.
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    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Information on our Web site is not a part of this prospectus.
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    UNTIL NOVEMBER 8, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THESE SHARES OF COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISK FACTORS AND FINANCIAL STATEMENTS, BEFORE YOU DECIDE WHETHER TO INVEST IN OUR COMMON STOCK.

NETRADIO CORPORATION

    We are a leading broadcaster of originally programmed audio entertainment over the Internet through our Web site, www.netradio.com. We organize our music and information content into highly targeted audio channels grouped as communities of similar interest or "COSIs." We attract customers using audio content, rather than relying solely upon a text-based site, to extend the time visitors spend at NetRadio, thereby creating a "sticky" Web site. I/PRO, Internet Profiles Corporation, an independent consultant that monitors Web site traffic, has estimated that in September 1999 1,058,237 different users, each of whom was counted only once, listened to one or more of our 120 music and news audio channels. I/PRO has also estimated that in September 1999 the average time a visitor spent listening to any of our audio channels was approximately 29 minutes. On October 12, 1999 we began the process of launching our redesigned Web site that reflects our new logo, revamped look and enhanced functionality.

    We use audio content to generate revenues from sales of audio merchandise through our online music store, CDPoint, and from Internet advertising, including advertisements placed within our audio broadcasts. Our interactive display, NetCompanion, encourages impulse purchases by providing information about the music being played, or the products being advertised, and by linking the listener directly to CDPoint or to our advertisers' Web sites.

OUR MARKET

    We believe that broadcast audio is a major step in the continued transformation of the Internet into a multimedia platform. Broadcast audio over the Internet combines the passive listening attributes of radio broadcasting with the interactive aspects of the Internet. According to a study performed in January 1999 by The Arbitron Company, 27% of Internet users have listened to Internet radio. As with traditional broadcast radio, our users can listen to our programming while performing other tasks. Most other Web sites, by contrast, require active, single-task "clicking" through pages. As with traditional broadcast radio, we deliver advertising and purchasing opportunities passively to our listeners. However, our audio broadcasts encourage listeners to react impulsively to these opportunities.

    The Internet improves commerce by substituting automated electronic sales for traditional retail venues. The Internet can link consumers, while at home or at work, directly to wholesale distribution channels and provide them with a broad selection of products, convenience and optimal pricing. Forrester Research, Inc. estimates that consumer sales over the Internet will account for 6% of the estimated $1.8 trillion of United States consumer retail spending in 2003. Forrester Research also estimates that music sales over the Internet will grow at an annual rate of 68% from $187 million in 1998 to nearly $2.5 billion in 2003, and will account for 20% of all estimated online retail spending in the United States.

OUR CHALLENGE

    To succeed, we believe that the Internet broadcaster and online retailer must build a large loyal audience through content and technology and generate revenues from advertising and product sales to that audience.

OUR SOLUTION

    We use entertaining audio content to attract and retain listeners and to generate revenues. To do this, we:

    - PROGRAM AND BROADCAST AUDIO CONTENT TO ATTRACT AND RETAIN LISTENERS. We attract and retain listeners by offering a wide variety of entertaining audio content broadcast over 120 distinct music and news channels. Our programming has been assembled by a team of award-winning music professionals.

    - BUILD VISITOR TRAFFIC COST-EFFECTIVELY. We believe our targeted content will encourage repeat visits, and our low cost marketing campaigns will efficiently increase traffic to our Web site.

    - CREATE STRONG COMMUNITIES OF SIMILAR INTEREST TO ESTABLISH BRAND LOYALTY. We aggregate communities of listeners attracted to distinct musical genres. These communities promote brand loyalty and create targeted marketing opportunities.

    - PROGRAM CONTENT TO GENERATE COMMERCE AND ADVERTISING REVENUES. We use our audio content to generate both e-commerce and advertising revenues. The extended time listeners spend on our Web site exposes them to multiple advertising opportunities. Our advertising format combines audio advertisements with links to our advertisers' Web sites, encouraging an immediate consumer response.

    - BUILD STRATEGIC ALLIANCES. We enter into strategic alliances to develop our content, build our technology, generate and support traffic to our Web site and fulfill our product distribution needs. We have alliances with RealNetworks, AT&T, @Home and major record labels, including EMI Music, BMG Entertainment and Universal Music Group, as well as product fulfillment agreements with Navarre Corporation, our majority shareholder, and Valley Media, Inc., both leading music distributors.

                                  THE OFFERING

Common stock offered by NetRadio               3,200,000 shares
  Corporation................................

Common stock outstanding after the             9,827,900 shares
  offering...................................

Use of proceeds..............................  Working capital and other corporate purposes, including advertising and capital
                                               expenditures. Please see "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  NETR

    This information reflects ValueVision's purchase of 550,000 shares of common stock effective as of the closing of this offering. You should be aware that we are permitted, and in some cases obligated, to issue shares of common stock in addition to the common stock to be outstanding after this offering. If and when we issue these shares, the percentage of the common stock you own may be diluted. The following is a summary of additional shares of common stock that we have approved for issuance upon the exercise of options or warrants:

    - 1,844,600 shares reserved for issuance upon the exercise of options under our stock option plan, consisting of: 1,132,350 options outstanding at a weighted average exercise price of $3.91 per share; and 712,250 shares reserved for future issuance under the plan. Please see
      "Management--Benefit Plans."

    - 200,000 shares reserved for issuance upon the exercise of warrants. Please see "Underwriting."

                             SUMMARY FINANCIAL DATA

    The following table summarizes important financial information for NetRadio and our predecessor, Net Radio Corporation, a Nevada corporation ("Net Radio Nevada"). You should read this table in conjunction with our financial statements and their notes included elsewhere in this prospectus.

                                               NET RADIO NEVADA                             NETRADIO
                                          ---------------------------  --------------------------------------------------
                                                         PERIOD FROM   PERIOD FROM
                                                         JANUARY 1,     MARCH 21,                     SIX MONTHS ENDED
                                           YEAR ENDED   1997 THROUGH   1997 THROUGH   YEAR ENDED          JUNE 30,
                                          DECEMBER 31,    MARCH 20,    DECEMBER 31,  DECEMBER 31,  ----------------------
                                              1996          1997           1997          1998         1998        1999
                                          ------------  -------------  ------------  ------------  ----------  ----------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)            (UNAUDITED)

STATEMENT OF OPERATIONS DATA:
Net revenues:
  Product sales.........................   $       --     $      --     $       --    $       50   $       --  $      259
  Internet advertising..................           --            --             --           205          113         147
  Miscellaneous.........................          321           168            163            --           --          --
                                          ------------        -----    ------------  ------------  ----------  ----------
    Total net revenues..................          321           168            163           255          113         406

Gross profit............................          321           168            146           190          103         163
Loss from operations....................       (2,261)         (737)        (1,955)       (3,952)      (1,256)     (4,894)
Net loss................................       (2,254)         (754)        (1,987)       (3,977)      (1,269)     (5,208)
Loss per share--basic and diluted.......                                              $     (.67)  $     (.22) $     (.88)
Weighted average shares
  outstanding(1)........................                                               5,899,167    5,882,500   5,923,902

                                                     JUNE 30, 1999
                                          -----------------------------------
                                                      (UNAUDITED)
                                                                  PRO FORMA
                                                        PRO           AS
                                          ACTUAL     FORMA(2)    ADJUSTED(3)
                                          -------   -----------  ------------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER
                                                      SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents...............  $    16   $      516   $    32,716
Working capital (deficit)...............     (949)        (449 )      31,751
Total assets............................    4,541        5,041        36,477
Long term obligations, less current
  portion...............................    9,880        4,645         4,645
Total shareholders' equity (deficit)....   (8,142)      (2,407 )      29,029

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(1) Please see Note 1 of our financial statements for an explanation of the determination of the number of shares of our common stock outstanding.

(2) Pro forma to reflect the conversion of $5,234,840 in debt owed to Navarre into equity and ValueVision's purchase of 550,000 shares of common stock for $500,000, both occurring at the closing of this offering. Please see "Related Party Transactions."

(3) Pro forma as adjusted to reflect the sale of 3,200,000 shares of common stock offered by this prospectus after deducting the estimated offering expenses of $1.3 million, the underwriting discount and reclassifying previously paid offering expenses to equity. Please see "Use of Proceeds" and "Capitalization."

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RECENT OPERATING RESULTS:

    For the quarter ended September 30, 1999, we expect to report net revenues of approximately $370,000 and a net loss of approximately $4,300,000, compared to net revenues of $50,627 and a net loss of $772,571 for the quarter ended September 30, 1998.

                                  RISK FACTORS

    Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. In addition to the other information in this prospectus, you should consider the following risks carefully in deciding whether to invest in shares of our common stock.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU MAY EVALUATE US AND WE CANNOT
  ASSURE YOU THAT WE WILL ACHIEVE MARKET ACCEPTANCE.

    We have a limited operating history on which you may evaluate our business and prospects. We began broadcasting live audio programming on the Internet in November 1995 and began selling products over the Internet on a limited basis in June 1998. We first recognized Internet advertising revenues in April 1998. Our prospects must be considered in light of the risks, difficulties and uncertainties frequently encountered by companies in an early stage of development. This is particularly significant because we operate in a new and rapidly evolving market.

WE MAY NOT ACHIEVE FUTURE PROFITABILITY DUE TO CONTINUING OPERATING LOSSES.

    To date we have not been profitable. We have recorded a net loss for each year since our inception in 1995. In 1998, we had net revenues of approximately $255,000 and a net loss of approximately $4.0 million. We had an accumulated deficit of approximately $11.2 million during the period from March 21, 1997 to June 30, 1999. At June 30, 1999, we owed approximately $9.7 million to Navarre. Concurrent with the closing of this offering, $5.2 million of this debt will be converted into equity of NetRadio without the issuance of additional shares of capital stock. We have incurred losses in each fiscal quarter since our inception, and we anticipate that we will continue to incur losses for the foreseeable future as we increase our operating expenses to expand our business.

IF OUR OPERATING REVENUES CONTINUE TO BE INSUFFICIENT TO SUPPORT OUR BUSINESS WE
  MAY NOT BECOME PROFITABLE.

    We have historically funded our business by selling capital stock and borrowing money. We have not achieved sufficient revenues from sales of our audio merchandise or advertising to meet our expenses in any quarterly or annual period. We believe that our future profitability and success will depend in large part on, among other things, our ability to generate sufficient revenues from sales of compact discs and other audio merchandise and Internet advertising. There can be no assurance that our revenues will increase or even continue at their current levels or that we will achieve or maintain profitability or generate cash from operations in future periods.

FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS MAY NEGATIVELY AFFECT OUR STOCK
  PRICE.

    Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These factors include:

    - availability of compelling content and costs of acquiring and distributing it,

    - demand for our products,

    - demand for advertising on our Web site and on the Internet in general,

    - seasonal trends in the traditional retail market and in advertising placements, including expected declines in the summer months and expected increases in the fourth quarter,

    - amount and timing of capital expenditures and other costs relating to the expansion of our operations,

    - technical difficulties or system downtime,

    - new products or services that we, or our competitors, offer, and

    - general economic conditions and economic conditions specific to the Internet or to the retail sales or advertising markets.

    As a result of these factors, our operating results for any particular quarter may not be indicative of future operating results and you should not rely on them as indications of our future performance. It is also possible that our operating results in one or more quarters will fail to meet the expectations of securities market analysts or investors. In such an event, the price of our common stock could decline.

OUR ADVERTISING REVENUES MAY FLUCTUATE, WHICH MAY NEGATIVELY AFFECT OUR STOCK
  PRICE.

    Advertising sales in television, radio and print media fluctuate unpredictably and are typically lower in the first and third calendar quarters of each year. Advertising expenditures also fluctuate significantly with economic cycles, which may negatively affect our stock price. A number of factors may contribute to our ability to generate advertising revenues, including:

    - acceptance and continued growth of the Internet as an advertising medium,

    - continued consumer Internet use,

    - traffic on our Web site,

    - pricing of advertising on other Web sites,

    - our ability to generate listener demographic characteristics that are attractive to advertisers,

    - developing and expanding our advertising sales force, and

    - establishing and retaining desirable advertising sales agency relationships.

IF THE INTERNET IS NOT ACCEPTED AS AN ADVERTISING MEDIUM, OUR ADVERTISING
  REVENUES MAY DECLINE.

    The growth of Internet advertising requires validation of the Internet as an effective advertising medium. This validation has yet to fully occur. Acceptance of the Internet among advertisers will also depend on growth in the commercial use of the Internet. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, our advertising revenues may decline.

    No standards have been widely accepted to measure the effectiveness of Internet advertising. If these standards do not develop, existing advertisers may not continue their current levels of Internet advertising and advertisers who are not currently advertising on the Internet may be reluctant to do so. Our business could be materially damaged if the market for Internet advertising fails to develop or develops slower than expected.

WE MAY BE UNABLE TO CONTINUE TO EXPAND OUR TECHNICAL CAPACITY TO MEET AN
  EVER-INCREASING USER BASE.

    Our success depends in part upon our ability to deploy broadcasting technology that delivers streaming audio content to an ever-increasing number of simultaneous users. In the past, we have had periods of time when we were not able to accommodate all users visiting our Web site. This has resulted in unanticipated system disruptions, slower response times, impaired quality and speed of order fulfillment, impaired customer service and lost sales opportunities. To be successful, we must increase our capacity to deliver content to larger audiences. We rely upon AT&T to provide bandwidth (i.e., transmission capacity) and technical support to meet our traffic needs. If AT&T substantially increases the fees it charges us or refuses to contract with us for its services, our business could be materially damaged. In addition, we must acquire, test and deploy additional network equipment to successfully scale our network infrastructure to serve mass audiences. There can be no assurance that we will be successful in doing so. If we fail to scale our broadcasts to large audiences of simultaneous users, our business could be materially damaged.

INTENSE COMPETITION FOR THE PRODUCTS AND ADVERTISING WE SELL MAY RESULT IN A
  DECLINE IN OUR REVENUES.

    The Internet commerce market is new, rapidly evolving and intensely competitive. We expect competition to further intensify as existing technologies expand and new technologies are introduced. Barriers to entry into the Internet commerce market are minimal, and competitors can launch new Web sites at a relatively low cost. In addition, the retail music industry is highly competitive. We compete with a variety of other companies for advertising and market share, including:

    - streaming media sites such as Broadcast.com, Imagine Radio, Launch Media and Spinner,

    - online music providers, such as audiohighway.com, E-music, musicmaker.com and MP3.com, who broadcast music and information,

    - online retail competitors, such as Amazon.com, CDNow, K-Tel and GetMusic, who market audio merchandise, software, and entertainment-related products,

    - traditional radio broadcasters, and

    - traditional retail competitors, including large specialty music stores with significant brand awareness, sales volume and customer bases, such as MusicLand, Tower Records, Barnes & Noble and Best Buy.

    We believe that the principal competitive factors in our markets are brand recognition, selection, personalized services, convenience, price, accessibility, customer service, quality of search tools, quality of music, site content and reliability and speed of product fulfillment. Many of our competitors have significantly longer operating histories, larger customer bases, greater brand recognition and greater financial, marketing and other resources. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, more well-established and well-financed companies as use of the Internet and other online services increases. For example, Yahoo! recently acquired Broadcast.com, America Online recently acquired Spinner and Viacom acquired Imagine Radio.

IF WE ARE UNABLE TO ADAPT TO RAPID TECHNOLOGICAL CHANGE, OUR BUSINESS COULD BE
  MATERIALLY DAMAGED.

    The market for Internet audio is characterized by rapid technological developments, frequent new product introductions, evolving industry standards, and changes in transmission and content delivery mechanisms. It is possible that an alternative technology will emerge that offers superior broadcasting technology over the Internet. The introduction of new technology, products, services or standards may prove to be too difficult, too costly or impossible to integrate into our existing or any future products and services. In the event that our technology is not successfully deployed in a timely manner or such an alternative technology emerges, we would likely be required to expend significant resources to deploy such alternative technology. This could materially damage our business during the period in which we attempted such deployment. We must also continue to add hardware and enhance software to accommodate any increased content and use of our Web site. If we are unable to increase the data storage and processing capacity of our systems at least as fast as the growth in demand, our Web site may fail to operate at an optimal level for unknown periods of time. Any difficulty keeping pace with technological advancements could hurt the growth of our business, retention of our customers and may materially adversely affect our business, financial condition and results of operations.

RAPID TECHNOLOGICAL CHANGES IN MUSIC DISTRIBUTION METHODS IN OUR INDUSTRY MAY
  MATERIALLY DAMAGE OUR BUSINESS.

    Sales and distribution of music digitally could radically alter the current music distribution methods used by artists, publishers, distributors, retailers and media companies. One recent technological development is MP3, a standard for digital music encoding, which generally permits a user to store and replay, either on a personal computer or a specially-designed MP3 device, music selected by the user as opposed to an Internet audio broadcaster. For example, a portable device called the Rio is now available to consumers and can be used to play MP3-downloaded music files. This technology permits the posting of music on Web sites either legally, by artists or record labels on their own Web sites, or illegally on sites that have pirated intellectual property owned by the major and independent labels. The ability to immediately download music eliminates product shipping and handling. As a result, acceptance of this technology could dramatically change the structure and competitive dynamics of the market for sales of pre-recorded music over the Internet. There can be no assurance that we will be able to respond quickly, cost effectively and sufficiently to this or other technological developments, and failing to effectively respond to technological developments could materially damage our business.

    Five major record companies have recently begun conducting market trials to test selling music in digital form transmitted over the Internet. The transmissions use IBM software and will allow approximately 1,000 cable subscribers to download music from a library of 1,000 album titles and several hundred song titles provided by the major record labels. This market trial is viewed by many as the first step taken by the major record companies to consider the sale of digital music online. Microsoft has developed a compression software called MS-Audio, AT&T has developed a proprietary format called a2b, and Liquid Audio has developed a third format, all of which are intended to compete with MP3 and other formats. It is uncertain which distribution format will ultimately achieve widespread market acceptance.

    A task force of record companies, software programmers and consumer electronics makers, called the Secure Digital Music Initiative, or SDMI, is attempting to develop security and delivery standards by which songs available in digital format can be disseminated without infringing upon third party copyright or other intellectual property rights. In May 1999, Matshusita Electric Industrial Co. Ltd., AT&T, BMG Entertainment and Universal Music Group announced an alliance to develop a platform for digital delivery within the network of the SDMI. Also in May 1999, RealNetworks, Inc. announced the introduction of its RealJukebox, which permits recording and playback of music CDs, digital downloads through a user's PC, and customization of user playlists. In June 1999, the SDMI announced completion and adoption of specifications for portable devices for digital music. If a proprietary music delivery format or playback device receives widespread industry and consumer acceptance, we will be required to license additional technology and information from third parties. There can be no assurance that this third-party technology and information will be available to us on commercially reasonable terms, or at all.

    In order to ensure compliance with existing copyright laws, we provide music content over the Internet that is licensed from labels in a traditional manner. The acceptance and integration of any of these new methods of music distribution, without sufficient protection of intellectual property or industry uniformity, could materially adversely affect our business, financial condition and results of operations.

OUR SYSTEMS MAY NOT BE YEAR 2000 COMPLIANT WHICH COULD CAUSE OUR WEB SITE TO BE UNAVAILABLE.

    We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address Year 2000 compliance issues are not successful, or if distributors, suppliers and other third parties with whom we conduct business do not successfully address these issues, our business could be damaged.

    In the event that our Web site is not Year 2000 compliant, we would not be able to broadcast our programming and advertising or sell our products to our customers. In the event that the technical support provided for our Web site is not Year 2000 compliant, portions of our Web site may become unavailable. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance" for a further discussion of Year 2000 risks.

WE MAY BE UNABLE TO CONTINUE TO DEVELOP OUR BRAND, WHICH COULD HARM FUTURE
  GROWTH OF OUR BUSINESS.

    We believe that our growth has been largely attributable to word of mouth. Despite this historical organic growth, we believe that continuing to strengthen our brand is critical to achieving widespread acceptance of NetRadio, particularly in light of the competitive nature of our industry. Promoting and positioning our brand will depend largely on the success of our marketing efforts. Therefore, we expect to increase our marketing budget to create and maintain brand loyalty among our listeners and other visitors to our Web site. There can be no assurance that our brand promotion activities will yield increased revenues or that any such revenues would offset the expenses that we may incur to build our brand.

IF THE COST OF STREAMING INTERNET AUDIO BECOMES PROHIBITIVELY EXPENSIVE, OUR
  BUSINESS COULD BE MATERIALLY DAMAGED.

    Our success also depends upon our reliance on streaming media technology provided to us by RealNetworks. In order to provide our advertising and products, we depend upon our listeners' ability to download or have installed RealNetworks' RealPlayer software. If RealNetworks substantially increases the license fees it charges us for the use of its products, refuses to license its products to us or requires listeners to pay for its software, our business could be materially damaged.

CAPACITY CONSTRAINTS ASSOCIATED WITH THE GROWTH OF INTERNET USAGE COULD CAUSE
  OUR ADVERTISING AND PRODUCT SALES REVENUES TO DECLINE.

    If the Internet continues to experience an increase in the number of users and frequency of use, there can be no assurance that the Internet as a whole, or our infrastructure, will be able to deliver high-quality musical content. Internet experiences are affected by, among other factors, access speed. Insufficient availability of telecommunications services to support the Internet could result in unacceptable response times and could adversely affect Internet use generally and traffic to our Web site in particular. Our revenues depend upon the number of listeners who access our audio broadcasts and buy products offered on our Web site, as well as the amount of advertising spots that we can sell. Any system interruptions that would result in our Web site being inaccessible would reduce the volume of goods sold, advertising revenue and the attractiveness of our products and services. We have experienced periodic system interruptions, which may continue to occur from time to time. If Internet usage does not support the growth that may occur, our business could be materially damaged.

IF CORPORATE INTRANETS DO NOT ACCEPT OUR PROGRAMMING, THE NUMBER OF LISTENERS TO
  OUR AUDIO CONTENT MAY DECLINE.

    A significant portion of our audience is in the workplace. Because of bandwidth constraints on corporate intranets or fears that computer networks and other computer systems' security could be compromised, some information systems managers may block reception of streaming media. Widespread adoption of streaming media technology depends upon overcoming these obstacles, improving audio and video quality and educating users in the use of streaming media technology. If streaming media technology fails to achieve broad commercial acceptance or acceptance is delayed, our business could be materially damaged.

OUR INTERNALLY DEVELOPED AND COMMERCIALLY AVAILABLE SOFTWARE MAY NOT ADEQUATELY
  SUPPORT OUR GROWTH.

    We use internally developed and commercially available software for our Web site, audio channels, search engines and substantially all aspects of transaction processing, including order management, cash and credit processing, purchasing, inventory verification and shipping. If we are unable to modify our software as necessary to accommodate increased traffic to our Web site or increased volume of transactions, our business could be materially damaged.

BECAUSE WE HAVE MOST OF OUR OPERATIONS AT A SINGLE LOCATION AND WE HAVE LIMITED
  REDUNDANT SYSTEMS, OUR OPERATIONS ARE VULNERABLE TO INTERRUPTIONS DUE TO UNFORESEEN EVENTS.

    Our success depends largely on the efficient and uninterrupted operation of our computer and communications hardware systems. Our computer and communications hardware and software are located at a single leased facility in Minneapolis, Minnesota. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, tornadoes and similar events. We presently have limited redundant systems and no formal disaster recovery plan. We do not carry sufficient business interruption insurance to compensate us for losses that may occur. Our servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptions which could lead to interruptions, delays or loss of data. The occurrence of any of these events could prevent us from broadcasting our audio programming, selling advertising or accepting and fulfilling customer orders.

IF WE ARE UNABLE TO INTEGRATE NEW BUSINESSES, OUR BUSINESS MAY NOT GROW.

    We may expand our operations by developing new Web sites, promoting new or complementary products or sales formats, expanding the breadth of our products and services, or expanding our market presence through relationships with third parties. In addition, we may acquire new or complementary businesses, products or technologies, although we have no present commitments for such activities. There can be no assurance that we will be able to expand operations cost-effectively, or that any of our efforts will increase market acceptance for our products and services. Furthermore, any new business, Web site, or channel that we launch that is not favorably received by consumers could damage our reputation or brand. Any expansion would likely require significant additional expenses and other operational resources. If the market does not react favorably to our efforts, or if we are unable to generate sufficient revenues from our expanded services or products to offset our costs, our business could be materially damaged.

BECAUSE OUR INTERCOMPANY AGREEMENTS WERE NOT NEGOTIATED AT ARM'S LENGTH, WE MAY
  NOT HAVE OBTAINED TERMS AS FAVORABLE TO US AS THOSE WE COULD HAVE OBTAINED FROM THIRD PARTIES.

    We have entered into intercompany agreements with Navarre that are material to the conduct of our business. Because we are a majority-owned subsidiary of Navarre, none of these agreements resulted from arm's-length negotiations and, therefore, there is no assurance that the terms and conditions of these agreements are as favorable to us as those that we could have obtained from unaffiliated third parties. Please see "Related Party Transactions." In addition, we have indemnification obligations with respect to Navarre in connection with our agreements. Please see "Related Party Transactions--Separation Agreement."

IF WE ARE UNABLE TO EXPAND INTO INTERNATIONAL MARKETS, OUR BUSINESS MAY NOT
  GROW.

    Expansion into international markets will require significant management attention and resources. There can be no assurance that we will be successful in expanding into international markets to generate revenues from foreign operations. In addition, there are certain risks inherent in doing business in international markets, including, among other things, regulatory requirements, legal uncertainty regarding liability, tariffs and other trade barriers, longer payment cycles, differing accounting practices, problems in collecting accounts receivable, political instability and potentially adverse tax consequences. To the extent that we expand international operations and additional portions of our international revenues are denominated in foreign currencies, we could become subject to increased risks relating to exchange rate fluctuations. One or more of these factors could materially damage our business.

IF WE ARE UNABLE TO PREVENT THIRD PARTIES FROM ACQUIRING WEB ADDRESSES SIMILAR
  TO OURS, OUR BUSINESS MAY BE MATERIALLY DAMAGED.

    We currently hold various Internet domain names relating to our products and services, including the "netradio.net" and "netradio.com" domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. In the past, third parties have acquired domain names that are similar to ours, and we have had to expend resources to protect our proprietary rights in this area. There can be no assurance that in the future we will be able to prevent other third parties from acquiring domain names that are identical to, similar to, infringe upon or otherwise decrease the value of our trademarks, domain names and other proprietary rights. If we are unable to protect our domain names from third parties, our business could be materially damaged.

IF WE ARE UNABLE TO PROTECT OUR TRADEMARKS AND PROPRIETARY RIGHTS, OUR
  REPUTATION IN THE MARKETPLACE MAY BE MATERIALLY DAMAGED.

    We regard our copyrights, service marks, trademarks, trade dress, trade secrets and similar intellectual property as important to our success. We rely upon trademark and copyright law, trade secret protection, confidentiality and license agreements with employees, customers, partners and others to protect our proprietary rights. We have registered certain of our trademarks and service marks with applicable governmental authorities. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available and we have not sought protection for our intellectual property in every country where our broadcasts may be heard. In the future, we may license certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we will try to ensure that the quality of our brand is maintained by such licensees, it is possible that such licensees could take actions that might materially adversely affect the value of our proprietary rights or reputation. There can be no assurance that the steps we take to protect our proprietary rights will be adequate or that third parties will not infringe or otherwise violate our copyrights, trademarks, trade dress or similar proprietary rights.

WE MAY INFRINGE UPON THE PROPRIETARY RIGHTS OF OTHERS AND ANY RELATED
  LITIGATION, REGARDLESS OF ITS MERIT, COULD MATERIALLY DAMAGE OUR BUSINESS.

    We believe that our broadcasts of prerecorded music over the Internet are permitted under the copyright laws of the United States, as long as we obtain appropriate permission and pay appropriate royalties. We have entered into licensing agreements with each of the major performing rights organizations, including the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and the Society of European Stage, Authors and Composers, Inc. We believe that these agreements grant us licenses to broadcast music and other copyrighted materials over the Internet, and obligate us to pay royalties in connection with such broadcasts. The royalties that we must pay, or the terms and conditions of the license agreements, may change, and such changes may materially damage our business. There is also a risk that some music may not be available for broadcast over the Internet. In addition, our license agreements with performing rights organizations may not comply with the copyright laws of jurisdictions outside the United States, and our broadcasts may violate the copyright laws of jurisdictions where our Internet broadcasts may be heard.

    The Digital Performance Right in Sound Recordings Act of 1995 provides that the owners of sound recordings have exclusive performance rights in their recordings, and, if applicable to us, will require us to pay additional licensing fees for our broadcasts. We are a member of the Digital Media Association, an industry trade association. The Digital Media Association is currently in discussions with the Recording Industry Association of America to determine the framework and fee structure for digital performance rights fees. These fees are expected to be imposed retroactively to October 1, 1998. The final determination of license fee structure could adversely affect our financial results.

    We have been, and may continue to be, subject to claims and legal proceedings, from time to time, in the ordinary course of our business. These claims could include claims against us for alleged infringement of copyrights, trademarks and other proprietary rights of third parties. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources, which could materially damage our business.

IF WE ARE UNABLE TO MAINTAIN OUR STRATEGIC ALLIANCES WITH VALLEY MEDIA, NAVARRE
  AND REALNETWORKS OUR BUSINESS COULD BE MATERIALLY DAMAGED.

    Our success depends in part upon our strategic alliances. We purchase all of our music products from two vendors, Valley Media and Navarre. For the fiscal year ended December 31, 1998, and for the six months ended June 30, 1999, we purchased approximately 95% of our music products from Valley Media, and the remainder from Navarre. Our agreement with Navarre expires in December 2003 and our agreement with Valley Media expires on March 1, 2000. We rely upon these two vendors for rapid product fulfillment because we carry no inventory and have no order fulfillment operations of our own. We have no contracts that guarantee the availability of merchandise, the continuation of particular payment terms, or the extension of credit. There can be no assurance that our current vendors will be able to sell merchandise to us on terms as favorable as the current terms, or that we will be able to establish new or extend current vendor relationships to ensure order fulfillment in a timely and efficient manner, and on acceptable commercial terms. We also rely upon relationships with Web site operators, computer manufacturers, software developers and Internet service providers, or ISPs, to deliver traffic to our Web site and to promote our brand. For example, a significant portion of our listening traffic accesses NetRadio through pre-sets on RealNetworks' audio player. There can be no assurance that our relationships with ISPs or other providers will be maintained or that traffic will continue to come from these entities. If any of these alliances were terminated prematurely, or not extended, and we were not able to obtain the products or services provided by that strategic partner, our business could be materially damaged.

IF WE DO NOT CONTINUE TO DELIVER COMPELLING AUDIO CONTENT, TRAFFIC TO OUR WEB
  SITE WILL DECREASE.

    Our success depends in large part upon our ability to deliver compelling audio content over the Internet. We do not create our own musical content. Rather, we rely upon record labels, music publishers, performers and artists for entertaining content. Our ability to maintain existing relationships with content providers and build new relationships with additional content providers is critical to the success of our business. Many of our agreements with third party content providers are for limited terms or are not memorialized in a formal written contract, and content providers may choose not to renew, or may terminate, such agreements. Our inability to secure licenses from content providers or performing rights societies, or the termination of a significant number of content provider agreements, would decrease the availability of content that we can offer our listeners. This may result in decreased traffic on our Web site and decreased advertising and sales revenues, which could materially damage our business.

OUR SUCCESS DEPENDS ON KEY PERSONNEL, MANY OF WHOM HAVE ONLY RECENTLY BEEN
  HIRED.

    We have rapidly and significantly expanded our operations and expect to continue expanding to address potential market opportunities. This rapid growth has placed, and is expected to continue to place, a significant strain on our management. From June 30, 1998 to October 1, 1999, we expanded from 22 to 52 employees. Our new employees include a number of key employees who have not yet been fully integrated into our management team, and we expect to add additional personnel in the future. We also will be required to expand our accounting staff. Historically, we have been dependent upon Navarre for various managerial, warehousing, distribution and working capital needs. Please see "Related Party Transactions." There can be no assurance that controls will be adequate to support our future operations or that management will be able to hire and retain required personnel. If we are unable to manage growth effectively, our business could be materially damaged. Please see "Our Business--Employees" and "Management."

WE MAY BE VULNERABLE TO ONLINE COMMERCE SECURITY RISKS, WHICH COULD RESULT IN A
  DECLINE IN OUR PRODUCT SALES REVENUES.

    A significant barrier to online commerce and communications is the secure transmission of confidential information, such as customer credit card information. We rely upon encryption and authentication technology licensed from third parties to transmit and protect confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the systems that we use to protect customer transaction data. If any compromise were to occur, or if our customers, or Internet users in general believe that data transmissions over the Internet are not secure, we would have to expend significant capital and other resources to protect against security breaches or to alleviate concerns or problems caused by security breaches. Concerns over the security and privacy of transactions conducted on the Internet may inhibit the continued growth of the Internet and accompanying growth of Internet commercial transactions. In addition, security breaches in our storage, or our third party contractors' storage of customer proprietary information could damage our reputation and expose us to loss or possible liability. Our security measures may not prevent security breaches, and if they occur, our business could be materially damaged.

RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK HAS NEVER BEEN PUBLICLY TRADED, SO WE CANNOT PREDICT THE EXTENT
  TO WHICH A TRADING MARKET WILL DEVELOP.

    Prior to this offering, there has been no public market for our common stock, and there can be no assurance that an active trading market will develop or be sustained following this offering. The initial public offering price for the shares was determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. Investors may not be able to resell their shares at or above the initial public offering price. Please see "Underwriting."

OUR STOCK PRICE MAY BE MATERIALLY AFFECTED BY MARKET VOLATILITY.

    The stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. These broad market fluctuations, as well as general economic, market and political conditions, may adversely affect the market price of our common stock. In the past, following periods of volatility in the market price of a company's securities, securities class action claims have often been brought against that company. This litigation could result in substantial costs and a diversion of management's attention and resources.

IF OUR CONTROLLING SHAREHOLDER DOES NOT CONTINUE TO FUND OUR CAPITAL NEEDS, WE
  MAY HAVE DIFFICULTY SECURING ADDITIONAL FINANCING, IF REQUIRED.

    We operate as a majority-owned subsidiary of Navarre. Prior to this offering, Navarre has met our financial needs for working capital and general corporate operations. Immediately following this offering, however, Navarre will no longer be obligated to provide funds to finance our operations. We intend to continue to invest in capital equipment, expansion and research and development. We believe that the net proceeds from the sale of common stock in this offering, together with existing cash balances and cash flow from operations, will be sufficient to meet our liquidity and capital requirements for at least the next 18 months. We may, however, seek additional equity or debt financing to fund further expansion of our broadcasting capacity or to fund other projects. The timing and amount of our capital requirements cannot be precisely determined at this time and will depend upon a number of factors, including demand for our products and services, product mix, changes in the conditions of the Internet or music industries and other competitive factors. There can be no assurance that this additional financing will be available to us when needed or, if available, that it will be on satisfactory terms or will be completed without dilution to our shareholders.

ANTI-TAKEOVER PROVISIONS, OUR RIGHT TO ISSUE PREFERRED STOCK, AND OUR STAGGERED
  BOARD COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

    We are subject to Chapters 302A.671 and 302A.673 of the Minnesota Business Corporation Act, which may have the effect of limiting third parties from acquiring significant amounts of our common stock without our approval. These laws, among others, may have the effect of delaying, deferring or preventing a third party from acquiring us or may serve as a barrier to shareholders seeking to amend our articles of incorporation or bylaws. Our articles of incorporation also grant us the right to issue preferred stock which could allow us to delay or block a third party from acquiring us. Finally, upon the closing of this offering, our bylaws will divide our board of directors into three classes to serve staggered three-year terms. This could make it difficult for a third party to effect a change in control of us.

MANAGEMENT'S INTEREST IN CONSUMMATING THIS OFFERING MAY DIFFER FROM THE
  INTERESTS OF INVESTORS.

    Some of our officers and employees will realize benefits from this offering, including pay raises, additional stock options and bonuses. Please see "Management--Employment Agreements and Change of Control Considerations." There is a potential conflict between the immediate economic benefits accruing to officers and employees upon the closing of this offering and the interests of investors who may invest with the goal of long-term capital appreciation.

AFTER THIS OFFERING, NAVARRE AND VALUEVISION, ACTING TOGETHER, WILL HAVE THE
  ABILITY TO CONTROL THE VOTE ON ALL MATTERS SUBMITTED TO OUR SHAREHOLDERS.

    Navarre and ValueVision will beneficially own approximately 65% of our outstanding common stock after this offering, 62% if the over-allotment option granted by us is exercised in full. As a result, Navarre and ValueVision together will have the ability to control the vote on all matters submitted to shareholders for approval, including, but not limited to, the election of all directors, and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a third party from acquiring us.

SHARES ELIGIBLE FOR FUTURE SALE BY OUR CURRENT SHAREHOLDERS MAY ADVERSELY AFFECT
  OUR STOCK PRICE.

    After this offering, the 3,200,000 shares of our common stock sold in this offering will be freely tradeable. Beginning 180 days after the date of this offering, approximately 6,562,500 additional shares will become eligible for sale upon the expiration of lock-up agreements between our securityholders and the underwriters. Representatives of the underwriters may from time to time, in their sole discretion, release any of the securities subject to the lock-up agreements. Of the shares that will first become eligible for sale in the public market 180 days after this offering, approximately 6,012,500 shares will be subject to volume and other resale restrictions. With respect to our stock option plan, outstanding options to purchase 413,217 shares will be vested on April 1, 2000. We may file a registration statement to register all of our common stock under our stock option plan. After the registration statement becomes effective, shares issued upon exercise of stock options will be eligible for resale in the public market. The supply of substantial additional amounts of common stock in the public market could lower the price of our common stock. Please see "Description of Capital Stock" and "Shares Eligible for Future Sale."

RISKS RELATED TO GOVERNMENT REGULATION AND LEGAL UNCERTAINTY

FUTURE REGULATION OF THE INTERNET COULD EXPOSE US TO SIGNIFICANT LIABILITY.

    There currently are few laws and regulations directly applicable to the Internet. However, new laws and regulations may be adopted in the United States and elsewhere covering issues such as music licensing, broadcast license fees, copyrights, privacy, pricing, sales taxes and characteristics and quality of Internet services. Restrictive laws or regulations could slow Internet growth or expose us to significant liabilities associated with content available on our Web site. The application of existing laws and regulations governing Internet issues, such as property ownership, libel and personal privacy, is subject to substantial uncertainty. New laws and regulations, including laws and regulations governing issues such as property ownership, content, taxation and defamation, may expose us to significant liabilities, significantly slow Internet growth or otherwise materially damage our business.

THE REGULATION OF INDECENT CONTENT OVER THE INTERNET COULD EXPOSE US TO SIGNIFICANT LIABILITY.

    The Communications Decency Act of 1996 proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet. Although this provision of this statute was held to be unconstitutional by the United States Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Although we believe that we do not currently distribute the types of materials that this statute may have deemed illegal, the nature of such similar legislation and the manner in which it may be interpreted and enforced cannot be fully determined, and legislation or state or local laws similar to this law could subject us to potential liability. This in turn could materially damage our business.

IF WE ARE REQUIRED TO COLLECT SALES TAXES, OUR BUSINESS COULD BE MATERIALLY
  DAMAGED.

    We collect sales and other taxes only in the states and countries where we believe we are required by law to do so. One or more states or countries have sought to impose sales or other tax obligations on companies that engage in online commerce within their jurisdictions. It is possible that the current tax moratorium limiting the ability of state and local governments to impose taxes on Internet-based transactions could fail to be renewed prior to October 2001. Failure to renew this legislation would allow states to impose new taxes on Internet-based commerce. A successful assertion by one or more states or countries that we should collect sales or other taxes on products and services, or remit payment of sales or other taxes for prior periods, could materially damage our business.

            WARNING REGARDING OUR USE OF FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements which relate to possible future events, our future performance and future operations. In some cases, you can identify forward-looking statements by the use of words such as "may," "will," "should," "anticipates," "believes," "expects," "plans," "future," "intends," "could," "estimate," "predict," "potential," "continue," or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions. Our actual results could and likely will differ materially from these forward-looking statements for many reasons, including risks described above and appearing elsewhere in this prospectus. We cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    We estimate that the net proceeds from this offering will be $31,436,000, or $36,346,400 if the over-allotment option is exercised in full, after deducting the underwriting discount and estimated offering expenses.

    We expect to use the net proceeds for working capital and other corporate purposes, including advertising, capital expenditures and repayment of interest on outstanding debt. We have not yet determined the amount of net proceeds to be used specifically for each of these purposes. Accordingly, we will retain broad discretion in the allocation of proceeds. We may also use a portion of the net proceeds for strategic alliances or to acquire or invest in complementary businesses, technologies or product lines. We have no current plans, agreements or commitments with respect to any alliances or acquisitions of this kind, and we are not currently engaged in negotiations related to any alliances or acquisitions. Until we determine the allocation of these proceeds, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared or paid cash dividends on our capital stock. We currently anticipate that we will retain all future earnings, if any, to fund the continued development and growth of our business, and we do not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization at June 30, 1999 on:

    - an actual basis;

    - a pro forma basis to reflect the conversion of $5,234,840 in debt owed to Navarre into equity and ValueVision's purchase of 550,000 shares of common stock for $500,000, both occuring at the closing of this offering; and

    - a pro forma as adjusted basis to reflect the receipt of the net proceeds from this offering after deducting the underwriting discount and estimated offering expenses.

    The outstanding share information excludes 1,209,850 shares of common stock reserved for issuance upon exercise of options outstanding on June 30, 1999, with a weighted average exercise price of $3.14 per share, and 784,750 shares of common stock reserved for future grants under our stock option plan as of June 30, 1999. After June 30, 1999, we granted options to purchase an additional 78,000 shares of common stock at an exercise price equal to the initial public offering price.

                                                                                           JUNE 30, 1999
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                      (DOLLARS IN THOUSANDS)
Long term debt................................................................  $   9,748   $   4,513    $   4,513
Capital lease obligations, less current portion...............................        132         132          132
Shareholders' equity:
  Common stock, no par value; 20,000,000 shares authorized; 5,927,900 shares issued and outstanding, actual; 6,477,900 shares issued and outstanding, pro forma; 9,677,900 shares issued and outstanding, pro forma as
    adjusted..................................................................      3,030       8,765       40,201
Accumulated deficit...........................................................    (11,172)    (11,172)     (11,172)
                                                                                ---------  -----------  -----------
Total shareholders' equity (deficit)..........................................     (8,142)     (2,407)      29,029
                                                                                ---------  -----------  -----------
Total capitalization..........................................................  $   1,738   $   2,238    $  33,674
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

                                    DILUTION

    Our net tangible book value as of June 30, 1999, after giving effect to the conversion of $5,234,840 in debt owed to Navarre into equity and ValueVision's purchase of 550,000 shares of common stock for $500,000, both occurring at the closing of this offering, was $(2,723,188) or $(.42) per share of common stock. Net tangible book value per share represents the amount of our total tangible assets, reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the issuance and sale of the 3,200,000 shares of common stock in this offering (after deducting the underwriting discount and estimated offering expenses), the pro forma as adjusted net tangible book value as of June 30, 1999 would have been $28,712,812 or $2.97 per share. This represents an immediate increase in net tangible book value of $3.39 per share to existing shareholders and an immediate dilution of $8.03 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution to new investors:

Initial public offering price...........................                                   $   11.00
  Pro forma net tangible book value per share as of June
    30, 1999............................................  $    (.42)
  Increase per share attributable to new investors......  $    3.39
                                                          ---------
Pro forma as adjusted net tangible book value per share
  after this offering...................................                                   $    2.97
                                                                                           ---------
Dilution per share to new investors.....................                                   $    8.03
                                                                                           ---------
                                                                                           ---------

    The following table summarizes, on a pro forma basis after giving effect to this offering, as of June 30, 1999, the differences between the existing shareholders and new investors with respect to the number of shares purchased, the total cash consideration paid and the average price paid per share. This table and discussion assume no exercise of any stock options outstanding as of June 30, 1999.

                                                       SHARES PURCHASED          TOTAL CONSIDERATION
                                                   -------------------------  --------------------------   AVERAGE PRICE
                                                      NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                                   ------------  -----------  -------------  -----------  ---------------
Existing shareholders(1).........................     6,477,900          67%  $   6,816,640          16%     $    1.05
New investors(2).................................     3,200,000          33%  $  35,200,000          84%     $   11.00
                                                   ------------         ---   -------------         ---
Total............................................     9,677,900         100%  $  42,016,640         100%
                                                   ------------         ---   -------------         ---
                                                   ------------         ---   -------------         ---

------------------------

(1) Reflects the conversion of $5,234,840 in debt owed to Navarre at December 31, 1998 into equity, ValueVision's purchase of 882,500 shares for $1,000,000 in cash in March 1997, ValueVision's purchase of 550,000 shares of common stock for $500,000 at the closing of this offering, the issuance of 40,000 shares of common stock for $65,600 in September 1998, and the issuance of 5,400 shares for $16,200 in May 1999 pursuant to the exercise of options held by a terminated employee.

(2) If the over-allotment option is exercised in full, the number of shares of common stock held by new investors will increase to 3,680,000 shares, or 36% of the total shares of common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our financial statements and their notes, and the other financial information included elsewhere in this prospectus. The statement of operations data for the period ended December 31, 1995, the year ended December 31, 1996, the periods ended March 20, 1997 and December 31, 1997, and the year ended December 31, 1998, and the balance sheet data at December 31, 1995, 1996, 1997 and 1998 are derived from our audited financial statements. The statement of operations data for the six months ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1999 have been derived from unaudited interim financial statements. The unaudited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, which, in the opinion of our management, are necessary for a fair presentation of the results for the interim periods presented. Results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the full year.

                                                                                                               NETRADIO
                                                          NET RADIO NEVADA                         --------------------------------
                                    -------------------------------------------------------------
                                     PERIOD FROM INCEPTION     YEAR ENDED     PERIOD FROM JANUARY  PERIOD FROM MARCH   YEAR ENDED
                                     (NOVEMBER 1, 1995) TO    DECEMBER 31,      1, 1997 THROUGH    21, 1997 THROUGH   DECEMBER 31,
                                       DECEMBER 31, 1995          1996          MARCH 20, 1997     DECEMBER 31, 1997      1998
                                    -----------------------  ---------------  -------------------  -----------------  -------------
                                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues:
  Product sales...................         $      --            $      --          $      --           $      --        $      50
  Internet advertising............                --                   --                 --                  --              205
  Miscellaneous...................                22                  321                168                 163               --
                                               -----              -------             ------             -------      -------------
    Total net revenues............                22                  321                168                 163              255
Cost of revenues..................                --                   --                 --                  17               65
                                               -----              -------             ------             -------      -------------
Gross profit......................                22                  321                168                 146              190
Operating expenses:
  Operations and technical
    support.......................                --                   --                 --                 672              686
  Sales and marketing.............                12                  427                 53                 161              670
  General and administrative......                82                2,154                852               1,268            2,786
                                               -----              -------             ------             -------      -------------
    Total operating expenses......                94                2,581                905               2,101            4,142
                                               -----              -------             ------             -------      -------------
Loss from operations..............               (72)              (2,260)              (737)             (1,955)          (3,952)
Net loss..........................         $     (74)           $  (2,254)         $    (754)          $  (1,987)       $  (3,977)
                                               -----              -------             ------             -------      -------------
                                               -----              -------             ------             -------      -------------

Loss per share--basic and
  diluted.........................                                                                                      $    (.67)
Weighted average shares
  outstanding(1)..................                                                                                      5,899,167


                                      SIX MONTHS ENDED
                                          JUNE 30,
                                    --------------------
                                      1998       1999
                                    ---------  ---------

STATEMENT OF OPERATIONS DATA:
Net revenues:
  Product sales...................  $      --  $     259
  Internet advertising............        113        147
  Miscellaneous...................         --         --
                                    ---------  ---------
    Total net revenues............        113        406
Cost of revenues..................         10        243
                                    ---------  ---------
Gross profit......................        103        163
Operating expenses:
  Operations and technical
    support.......................        606      1,996
  Sales and marketing.............        158        785
  General and administrative......        595      2,276
                                    ---------  ---------
    Total operating expenses......      1,359      5,057
                                    ---------  ---------
Loss from operations..............     (1,256)    (4,894)
Net loss..........................  $  (1,269) $  (5,208)
                                    ---------  ---------
                                    ---------  ---------
Loss per share--basic and
  diluted.........................  $    (.22) $    (.88)
Weighted average shares
  outstanding(1)..................  5,882,500  5,923,902

                                                                                                        JUNE 30, 1999
                                                                                                  --------------------------
                                                                                                                (UNAUDITED)
                                                                     DECEMBER 31,                              -------------
                                                      ------------------------------------------                 PRO FORMA
                                                        1995       1996       1997       1998       ACTUAL          (2)
                                                      ---------  ---------  ---------  ---------  -----------  -------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
Cash and cash equivalents...........................  $      66  $      91  $       4  $      51   $      16     $     516
Working capital (deficit)...........................         57       (828)      (930)      (176)       (949)         (449)
Total assets........................................        206        223      2,395      2,740       4,541         5,041
Long term obligations, less current portion.........        111        486      1,389      5,363       9,880         4,645
Total shareholders' equity (deficit)................         37       (537)        13     (3,830)     (8,142)       (2,407)


                                                       PRO FORMA
                                                      AS ADJUSTED
                                                          (3)
                                                      -----------

BALANCE SHEET DATA:
Cash and cash equivalents...........................   $  32,716
Working capital (deficit)...........................      31,751
Total assets........................................      36,477
Long term obligations, less current portion.........       4,645
Total shareholders' equity (deficit)................      29,029

----------------------------------

(1) Please see Note 1 of Notes to our Financial Statements for an explanation of the determination of the number of shares outstanding.

(2) Pro forma to reflect the conversion of $5,234,840 in debt owed to Navarre into equity, and ValueVision's purchase of 550,000 shares of common stock for $500,000, both occurring at the closing of this offering. Please see "Related Party Transactions."

(3) Pro forma as adjusted to reflect the sale of 3,200,000 shares of common stock offered by this prospectus after deducting the underwriting discount and estimated offering expenses of $1.3 million, and reclassifying previously paid offering expenses to equity. Please see "Use of Proceeds" and "Capitalization."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING DISCUSSION IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We are a leading broadcaster of originally programmed audio entertainment over the Internet. During the period from our inception through June 30, 1999, we had insignificant revenues and were engaged primarily in developing infrastructure, assembling our management team, and establishing our audio channels. Our initial business model consisted of distributing coupons and other promotional material on behalf of third parties. Substantially all of our revenues prior to 1998 were derived from these activities. In January 1998, we decided to add e-commerce to our operations and to discontinue distribution activities.

    Our current revenues are generated from sales of audio merchandise through our online store, CDPoint, and from Internet advertising. Our Internet advertising revenues consist of banner advertisements placed on our Web site, special promotional advertisements and audio advertisements.

    We recognize banner advertising revenues over the period in which the advertisement is displayed on our Web site. We derive promotional advertising revenues from product or artist related promotions, and recognize these revenues over the term of the promotion. We derive audio advertising revenues from the sale of advertising spots, and recognize these revenues when the audio advertisement is broadcast.

    In May 1996, Navarre acquired 50% of the stock of our predecessor, Net Radio Nevada. On March 21, 1997, Navarre acquired the remaining 50%. This acquisition was accounted for as a purchase. As a result, the accumulated deficit of Net Radio Nevada as of March 21, 1997 was eliminated and goodwill of approximately $1.3 million was recognized by Navarre at the time of the acquisition. The goodwill has been "pushed down" to NetRadio for financial reporting purposes. As a result, our financial statements for the periods prior to March 21, 1997 are reflected as predecessor financial statements and the accumulated deficit at June 30, 1999 reflects only losses incurred since March 21, 1997. We have incurred significant losses since our inception. Our accumulated deficit of approximately $11.2 million reflects our operating results during the period from March 21, 1997 to June 30, 1999. In addition, we had incurred an accumulated deficit of approximately $3.1 million prior to that date.

    In the following "Results of Operations" section, we have combined the two separate periods in 1997 to make the year-to-year comparison easier.

    We believe that our success will depend largely on our ability to program and broadcast original audio content to attract and retain listeners and to generate e-commerce and advertising revenues. Accordingly, we intend to invest heavily to develop and maintain content and network infrastructure and to expand e-commerce. We expect to continue to incur substantial operating losses for the foreseeable future.

    In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results, including gross margin and operating margin, are not necessarily meaningful and should not be relied upon as indications of our future performance.

RESULTS OF OPERATIONS FOR SIX MONTHS ENDED JUNE 30, 1999 AND 1998

NET REVENUES

    Net revenues increased to $405,665 for the six months ended June 30, 1999 from $112,796 for the six months ended June 30, 1998, a 260% increase, and consisted of product sales and Internet advertising revenues.

    PRODUCT SALES. Product sales for the six months ended June 30, 1999 consisted of $258,607 of sales of audio merchandise, including shipping and handling costs, compared with no product sales for the six months ended June 30, 1998. We began selling audio merchandise in the third quarter of 1998 when we opened our online store, CDPoint, which became fully operational in November 1998.

    INTERNET ADVERTISING. Internet advertising revenues for the six months ended June 30, 1999 were $147,058, compared to $112,796 for the six months ended June 30, 1998. Internet advertising revenues reflect audio and banner advertising sales as well as promotional advertising revenues.

COST OF REVENUES

    Cost of revenues includes the cost of audio merchandise that we sell, including fulfillment costs through third party vendors which ship directly to our customers, and include costs incurred in connection with the development of specific advertising or promotional campaigns. Costs of revenues increased to $242,415 for the six months ended June 30, 1999 from $10,058 for the six months ended June 30, 1998. The increase in cost of revenues was due primarily to the increased product sales associated with the opening of our online music store.

OPERATING EXPENSES

    OPERATIONS AND TECHNICAL SUPPORT. Operations and technical support expenses consist primarily of data communications expenses, personnel expenses associated with broadcasting, software and content license fees, operating supplies and overhead. Operations and technical support expenses were $1,995,516 for the six months ended June 30, 1999, compared to $605,738 for the six months ended June 30, 1998. The increase in operations and technical support expenses was due primarily to the building of technical and personnel infrastructure necessary to meet listener demand and provide e-commerce opportunities to listeners.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of personnel expenses associated with Internet advertising and the marketing of our Web site. Sales and marketing expenses were $785,438 for the six months ended June 30, 1999, compared to $157,673 for the six months ended June 30, 1998. The increase in sales and marketing expenses was due primarily to the growth in our sales force and marketing staff, use of $150,000 in advertising from ValueVision, and the undertaking of marketing initiatives.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of administrative personnel expenses, professional fees, depreciation and amortization, and expenditures for facility costs. General and administrative expenses were $2,276,477 for the six months ended June 30, 1999, compared to $595,491 for the six months ended June 30, 1998. The increase in general and administrative expenses was due primarily to a one-time recognition of $879,625 in compensation expense as a result of the issuance of stock options to employees and directors with exercise prices below the estimated fair market value of our common stock on the date of grant. The remaining increase reflects the costs associated with adding key personnel and building infrastructure.

    Interest expense for the six months ended June 30, 1999 was $314,156, compared to $13,169 for the six months ended June 30, 1998. The increase was due to the accrual of interest expense associated with the advances from Navarre. Interest expense was accrued beginning January 1, 1999 on all outstanding advances from Navarre.

RESULTS OF OPERATIONS FOR FISCAL YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

NET REVENUES

    Net revenues decreased to $255,062 in 1998, from $330,921 in 1997 and $320,661 in 1996 due primarily to our change in business model. Net revenues in 1998 and 1999 consisted primarily of product sales and Internet advertising revenues.

    PRODUCT SALES. Product sales in 1998 consisted of $49,639 of sales of audio merchandise, including shipping and handling costs, compared with no product sales in 1997 and 1996.

    INTERNET ADVERTISING. Internet advertising revenues in 1998 were $205,423, compared to no Internet advertising revenues in 1997 and 1996. The 1998 Internet advertising revenues reflect audio and banner advertising sales as well as promotional advertising revenues.

    MISCELLANEOUS REVENUES. We had no miscellaneous revenues in 1998, compared to $330,921 in 1997 and $320,661 in 1996. Miscellaneous revenues consisted primarily of payments from third parties for distribution of coupons and other promotional material. We do not expect future miscellaneous revenues to be significant.

COST OF REVENUES

    Cost of revenues increased to $64,825 in 1998, from $16,989 in 1997 and no cost of revenues in 1996. The increase in cost of revenues from 1997 to 1998 was due primarily to the cost associated with the opening of our online music store. The increase in cost of revenues form 1996 to 1997 was due primarily to costs associated with the preparation of specific promotional campaigns.

OPERATING EXPENSES

    OPERATIONS AND TECHNICAL SUPPORT. Operations and technical support expenses were $685,767 in 1998, and consisted primarily of data communications expenses, personnel expenses associated with broadcasting, software and content license fees, operating supplies and overhead. We incurred operations and technical support expenses of $672,061 in 1997, reflecting the cost of outside consulting services for Web site development. We incurred no operations and technical support expenses in 1996. We expect operations and technical support expenses to continue to increase as we further develop our Web site.

    SALES AND MARKETING. Sales and marketing expenses increased to $670,885 in 1998 from $213,784 in 1997 and $426,884 in 1996. The increase in sales and marketing expenses in 1998 compared to 1997 was due primarily to growth in our sales force and marketing staff and to increased advertising expenses. The decrease in sales and marketing expenses in 1997 compared to 1996 was due primarily to the scaling back of our marketing efforts during 1997, while we reviewed our business strategy.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $2,786,385 in 1998, $2,119,567 in 1997 and $2,154,455 in 1996. Goodwill
amortization recognized from Navarre's acquisition of Net Radio Nevada amounted to $421,000 in 1998 and $316,000 in 1997. The increase in general and administrative expenses in 1998 compared to 1997 reflects the costs associated with developing our business strategy, acquiring personnel and building infrastructure. The decrease in general and administrative expenses in 1997 compared to 1996 reflects a redeployment of our resources to the development of our Web site operations.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have financed our operations through private sales of equity securities and advances from Navarre.

    Net cash used in operating activities was $3,126,703 and $1,055,687 for the six months ended June 30, 1999 and 1998, respectively. Net cash used in operating activities was $2,771,915 in 1998, $2,125,876 in 1997, and $1,289,352
in 1996. Net cash used in operating activities for the six months ended June 30, 1999 was primarily composed of our net losses offset in part by depreciation and amortization, an increase in accounts payable and accrued expenses and non-cash compensation expense associated with the issuance of incentive stock options.

    The growth in accounts receivable to $105,128 at June 30, 1999 from $49,002 at June 30, 1998, and to $26,213 in 1998 from $9,084 in 1997, was due primarily to a change in the mix of revenue from promotional events that had occurred early in 1997 to advertising revenues and product sales in 1998 and in the six months ended June 30, 1999. The accounts receivable balances at June 30, 1999 and December 31, 1998 consisted primarily of agency-placed advertising revenue accounts. Advertising revenues placed by an agency typically are collected in 60 to 90 days. Promotional revenues in 1997 were collected on a chargeback basis and resulted in a nominal accounts receivable balance at year end 1997. Accordingly, accounts receivable balances at June 30, 1999 and December 31, 1998 were higher than at December 31, 1997. We expect advertising revenue accounts generally to be collected within 60 to 90 days in the future.

    The increase in prepaid expenses, other current assets, deferred revenue and accrued expenses from December 31, 1998 to June 30, 1999 was primarily due to the execution of two contracts with RealNetworks in May 1999.

    The increase in accounts payable to $1,093,963 at June 30, 1999 from $644,055 at June 30, 1998 and to $1,022,639 at December 31, 1998 from $737,300 at December 31, 1997 was due primarily to higher operating expenses as we developed the infrastructure necessary to manage the growth of our business.

    Net cash used in investing activities for the six months ended June 30, 1999 and 1998 was $847,721 and $32,871, respectively. Net cash used in investing activities was $906,249 in 1998, $11,403 in 1997 and $329,831 in 1996. Net cash used in investing activities in these periods was related primarily to purchases of property and equipment.

    We generated net cash from financing activities of $3,939,692 and $1,103,450 for the six months ended June 30, 1999 and 1998, respectively. We generated net cash from financing activities of $3,724,667 in 1998, $2,049,616 in 1997 and $1,644,629 in 1996. Net cash from financing activities for the six months ended June 30, 1999 was generated primarily from $4,513,537 in advances from Navarre. Net cash from financing activities in 1998 was generated primarily from $4,022,529 in advances from Navarre while net cash from financing activities in 1997 was generated from a $1,000,000 purchase of equity securities by ValueVision and $1,212,311 in advances from Navarre. Net cash from financing activities in 1996 resulted primarily from a $1,500,000 purchase of equity securities by Navarre.

    We believe that the net proceeds from this offering, together with our current cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 18 months. In connection with this offering, we will convert $5,234,840 in debt owed to Navarre into equity, and ValueVision has agreed to purchase 550,000 additional shares of our common stock for $500,000, both occurring at the closing of this offering. We may need to raise additional funds through public or private financings, or other arrangements. There can be no assurance that these additional financings, if needed, will be available on terms attractive to us, if at all. Our failure to raise capital when needed could have a material adverse effect on our business, results of operations and financial condition. If additional funds are raised through the issuance of equity securities, the percentage ownership of our then-current shareholders will be reduced. Furthermore, these equity securities might have rights, preferences or privileges senior to those of our common stock.

NET OPERATING LOSS CARRYFORWARDS

    As of June 30, 1999, we had available net operating loss carryforwards totaling approximately $6,600,000, which expire beginning in 2011. Please see
Note 7 of Notes to the Financial Statements included elsewhere herein. The Tax Reform Act of 1986 imposes limitations on the use of net operating loss carryforwards if specified stock ownership changes have occurred or could occur in the future.

YEAR 2000 COMPLIANCE

    STATE OF READINESS. Our information technology, or IT, systems (servers, encoders, routers, etc.) and non-IT systems (desktop computers, printers, etc.) consist of software developed either in-house or purchased from third parties, and hardware purchased from vendors. Our systems and other business resources rely upon IT systems and non-IT systems provided by service providers and, therefore, may be vulnerable to those service providers' failure to remedy their own presently unknown Year 2000 issues. These service providers include those for our network elements and e-mail services and the landlord for our leased office spaces. We have contacted our principal vendors of hardware and software, who have notified us that the hardware and software that they have supplied to us is either presently Year 2000 compliant or will be compliant before the Year 2000. However, we may nonetheless be affected by presently unknown Year 2000 issues related to non-compliant IT systems or non-IT systems operated by us or by third parties. We currently have underway a substantial assessment of our internal and external (third-party) IT systems and non-IT systems. At this point in our assessment, we are not aware of any Year 2000 problems relating to systems operated by us or by third parties that would have a material adverse effect on our business, results of operations, or financial conditions without taking into account our efforts to avoid Year 2000 problems.

    COST. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant IT systems and non-IT systems will be material.

    RISKS. To the extent that our Year 2000 assessment is finalized without identifying any additional material non-compliant IT systems operated by us or third parties, the most reasonably likely worst case Year 2000 scenario is a systems failure beyond our control, such as a prolonged telecommunications or electrical failure. A failure of this kind could prevent us from operating our business or prevent users from accessing our Web site. We believe that the primary business risks, in the event of a failure, would include, but not be limited to, lost advertising and audio merchandising revenue, increased operating costs, loss of customers or persons accessing our Web site, or other business interruption of a material nature, as well as claims of mismanagement, misrepresentation or breach of contract.

    CONTINGENCY PLAN. As discussed above, we are engaged in an ongoing Year 2000 assessment. We plan to conduct a full-scale Year 2000 simulation of our IT systems. The results of this simulation and assessment will be taken into account in determining the nature and extent of any contingency plans.

RECENT OPERATING RESULTS

    For the quarter ended September 30, 1999, we expect to report net revenues of approximately $370,000 and a net loss of approximately $4,300,000 compared to net revenues of $50,627 and a net loss of $772,571 for the quarter ended September 30, 1998.

                                  OUR BUSINESS

OVERVIEW

NETRADIO.COM

    We are a leading broadcaster of originally programmed audio entertainment over the Internet. I/PRO, an independent consultant which monitors Internet traffic, has estimated that 1,058,237 different users, each of whom was counted only once, listened to our 120 music and news channels in September 1999. I/PRO has also estimated that, during September 1999, the average time a visitor spent listening to any of our channels was approximately 29 minutes. We believe that attracting users through audio entertainment creates a "sticky" Web site by extending the time visitors spend on NetRadio.

INDUSTRY BACKGROUND

    THE GROWTH OF THE INTERNET. International Data Corporation, or IDC, an independent Internet market research firm, expects the number of Internet users to grow 29% per year from approximately 142 million worldwide in 1998 to exceed 500 million by the end of 2003. In 1998, approximately 150 million devices were used to access the Internet. By the year 2002, IDC estimates that the number of Internet devices is expected to increase to more than 720 million, a compound annual growth rate of 37%. A number of factors are expected to fuel the growth of the Internet, including:

    - the increasing number of computers installed in homes and offices,

    - the decreasing cost of computers,

    - lower cost and more efficient Internet access,

    - improving network infrastructure,

    - expanding Internet content, and

    - increasing familiarity with and acceptance of the Internet as a resource for businesses and consumers.

    The vast amount of data available on the Internet requires users to find an effective way to conduct efficient and organized searches for desired information. The desire of many users to communicate and interact with others having similar tastes and interests has spurred the growth of virtual Internet communities. Communities serve an important function because they create a virtual "town square" where users can meet and exchange ideas. Communities also play a key role in the development of online commerce by providing advertisers and businesses with a means to identify and target groups of users characterized by distinguishing traits. Through its universal appeal, music entertains, creates communities of people who have similar interests, and promotes sales of music and other products.

    GROWTH OF ELECTRONIC COMMERCE. The Internet has begun to transform much of the economics of commerce by substituting electronic sales from a single location for the large infrastructure of traditional retailers, including management and sales staffs, numerous physical locations and relatively large inventories. The Internet has the potential to replace many types of retail stores and distribution methods by linking consumers directly to wholesale distribution channels that provide superior selection, convenience and competitive pricing. Online retailers typically offer products and services that can be described, sampled and shipped easily and do not require the consumer's physical presence. These products and services include compact discs, audio and video cassettes, books and computer software. The Internet offers the opportunity for a retailer with a single location or Web site to inexpensively develop one-to-one relationships with customers worldwide. In June 1999, IDC reported that the amount of total commerce conducted over the Internet is expected to exceed $1 trillion by 2003.

    Another independent research firm, Forrester Research, estimates that Internet sales to consumers in the United States will increase at a compound annual growth rate of 69%, from an estimated $7.8 billion in 1998 to approximately $108 billion by 2003. Forrester Research also predicts that by 2003, Internet sales will account for 6% of the estimated $1.8 trillion in annual United States consumer retail spending.

    THE INTERNET AS A BROADCAST, AUDIO STREAMING MEDIUM. The Internet has quickly evolved from a relatively simple mechanism for the delivery of text-based Web pages and electronic mail to a multimedia platform, providing an interactive world of information, entertainment and commerce. The resulting convergence of every day computer applications with communication, entertainment and commerce platforms permits the Internet to deliver content in such areas as music, sports, games, hobbies and shopping opportunities. The development of streaming audio media, a new technology that permits the simultaneous transmission and playback of digitized audio and video streams, allows the Internet to broadcast music, information, advertising and other content to hundreds of thousands of simultaneous listeners worldwide.

    Streaming audio combines the Internet's interactivity with traditional, more passive radio listening. Music broadcasts can serve as a unifying vehicle, drawing Internet listeners into communities of similar musical tastes and allowing them to interact with one another. Communities segregated by specific musical tastes or interests provide Internet businesses with a target for direct marketing and advertising programs. According to a study performed in January 1999 by The Arbitron Company, 27% of Internet users have listened to Internet radio.

    The development of the Internet as a broadcast medium suggests a comparison to traditional radio. The following chart illustrates some of the differences, in our view, between traditional radio broadcasting and Internet audio broadcasting:

                    TRADITIONAL RADIO BROADCASTING         INTERNET AUDIO BROADCASTING
                 ------------------------------------  ------------------------------------
                     - Generally limited by                - Generally limited only by
DISTRIBUTION         geographic region                       availability of Internet
AREA                                                         service
                     - Typically broadcasts to             - Flexibility to reach wide or
AUDIENCE             general audience                        narrow audiences
                     - Advertisers commonly target         - Advertisers target immediate
                       future purchases                      purchases
PROGRAMMING          - Programs typically designed         - Programmed often for multiple,
CONTENT              for broad audience appeal               niche markets
                     - Programmed to single, licensed      - Programmed to multiple,
                       frequency                             simultaneous channels
LISTENER             - Estimates generally based on        - More accurate measurement
TRAFFIC                cross section sampling                using server log files
MEASUREMENT
                     - Generally limited to estimates      - Current audience measurements
                     of past listeners                     - Server logs record additional
                                                             listener information
                     - Audio advertisements are aired      - Links audio and banner
LISTENER               between songs                         advertising with other Web
INTERACTIVITY                                                sites
                     - Advertised products purchased       - Advertisements presented in
                       elsewhere                             audio, graphic and text
                                                             formats
                     - Listeners interact via              - Users can purchase products
                     telephone, facsimile or in              simultaneously, online
                       person
                                                           - Listeners can interact via
                                                           e-mail and chat rooms

    DISTRIBUTION AREA. Traditional radio stations broadcast to listeners within a defined geographic area. Atmospheric conditions and physical barriers can interfere with radio transmissions. By contrast, Internet broadcasters transmit music and information using audio streaming technology, which has inherent advantages over traditional radio broadcasts, such as permitting the continuous transmission of music to a virtually unlimited geographic region. Because audio streams are transmitted in digitized form over telephone lines, they are unaffected by atmospheric or structural barriers. They may, however, be limited by Internet congestion and other factors unique to Internet traffic, such as a user's or broadcaster's computer hardware or software. At times when bandwidth is not available, Internet audio quality may not be as clear as traditional broadcast radio. However, as bandwidth increases, Internet audio quality is expected to improve and become comparable to, or even better than, the quality of traditional broadcast radio.

    AUDIENCE MARKETS. Traditional broadcast radio generally targets advertising at peak listener traffic. For example, "drive time" audiences, listeners who tune-in to a particular station while driving to or from work, represent a large captive audience and therefore a potentially lucrative market for traditional radio advertisers. This specific peak market, however, occurs only during commuting hours. Traditional radio broadcasts generally must appeal to a broad spectrum of listeners to capture the widest possible market for their advertising. Internet audio streaming, by contrast, can be delivered to a large number of computer users who can listen to music from the broadcaster's Internet site while working on other applications. Advertisers who buy time or space on Internet audio broadcasts can typically expect a more targeted audience with the potential for immediate, impulse purchases.

    PROGRAMMING CONTENT. Traditional radio stations generally program for broad audience appeal by broadcasting content for the entire spectrum of their audience. For instance, a traditional radio station that broadcasts jazz may be the only commercially viable jazz station in a given geographic market. Consequently, the station must design its programming from a number of different jazz styles to broadly capture jazz listeners in such a market. Traditional radio stations must consider broad audience appeal in their programming of music, news, talk, ethnic or religious content. Internet broadcasters, by contrast, can globally transmit a wide variety of specially designed programming while targeting specific markets of listeners to enhance sales. An Internet broadcaster can deliver multiple channels of music and information programmed to specific markets, and can therefore design programming to maximize revenue opportunities for its advertisers. The number of transmitted audio streams is limited only by available bandwidth.

    LISTENER TRAFFIC MEASUREMENT. Most traditional broadcast radio stations rely upon reports from companies, such as The Arbitron Company, that use statistical sampling methods to determine the size and demographic profile of the station's audience. These companies periodically capture information regarding listening habits from a cross section of the market and then estimate the popularity of competing radio stations in the market. Web site audience traffic measurements, by contrast, are not limited to statistical sampling and can provide a more reliable measurement of listener traffic. Web sites or servers communicate and respond to incoming requests from Internet users. These servers can record listener and audience information on server log files and provide current and exact measurements of the number of listeners and the length of time listeners spend on a Web site.

    LISTENER INTERACTIVITY. Traditional broadcast radio typically contains a significant amount of advertising messages or commercials, often up to 12 minutes per hour. These commercials are designed to have the listener act on the commercial impulse at a future time, possibly several days later. For example, a commercial message for a soft drink product is typically acted upon during the next trip to the supermarket. Similarly, the desire to buy a compact disc triggered by listening to a song on the radio requires not only a trip to the music store, but also requires the listener to remember the compact disc or artist information.

    By contrast, Internet audio broadcasting offers listeners the ability to react immediately to an audio advertisement by clicking on the graphics link displayed while the audio advertisement is being played. This link can connect the listener either to additional product information or directly to a purchase option for the product itself. By displaying information about the song and artist that is linked directly to a purchase option, the listener can react immediately to a buying impulse for the actual compact disc.

OUR CHALLENGE

    We believe that there are several challenges to achieving success as an Internet broadcaster and retailer. To be successful, an Internet broadcaster must target an audience, develop compelling content, scale broadcasts from small to large audiences, deploy new transmission and streaming technologies, provide multimedia advertisements and attract and retain listeners. Internet broadcasters must serve a large number of simultaneous users around the clock, which requires complex network elements, extensive bandwidth, streaming licenses, equipment and technical expertise. To be successful as a retailer, the Internet broadcaster must integrate and use its content to convert its listeners into revenue-generating opportunities. The online retailer must provide online stores that feature broad selections of products and services, and provide a high degree of customer service at competitive prices to compete with Internet and non-Internet retailers.

OUR SOLUTION

    Our solution is to provide entertaining audio content to attract and retain large numbers of visitors who generate revenue through commerce and advertising. The key elements of our strategy are to:

    PROGRAM AND BROADCAST AUDIO CONTENT TO ATTRACT AND RETAIN LISTENERS. An important element of our strategy is to attract and retain listeners by offering a wide variety of entertaining audio content. We have created over 100 distinct music channels and 22 information channels. Each music channel is devoted to a narrow format of music within a broader musical genre, such as jazz or classic rock and roll. Within the jazz genre, for example, we have created 18 music channels, each dedicated to a different type of jazz music. The jazz music channels include Acid Jazz, Big Band, Blues, Blues Revival, Cafe Jazz, Chicago Blues, Classic Crooners, Divas, Horns, Jazz Rock, Lounge, New Blues, Quiet Storm, Rockin' Blues, Rounder Blues, Smooth Jazz, Swing and Zydeco.

    To program content, we have assembled a team of award-winning radio professionals with considerable experience in radio programming. This team has developed a significant inventory of songs from which they program our audio channels. We believe that our programmed music and rotations: (1) attract and retain a wide audience, (2) lengthen the time listeners spend listening, and (3) increase product sales opportunities.

    BUILD VISITOR TRAFFIC COST-EFFECTIVELY. Another element of our strategy is to build Web site traffic. To do this, we focus on (1) providing listeners with entertaining and highly targeted audio content which we believe will encourage repeat visits and (2) undertaking low-cost marketing campaigns. Additionally, 14 of our channels are pre-sets on RealNetworks' audio player, which significantly enhances our presence on the Internet, and increases the traffic to our Web site.

    We also build traffic through our affiliate program. In exchange for a nominal fee, Web site operators contractually agree to display banners on their Web sites that permit a visitor to click through to NetRadio. As of October 12, 1999, we had over 1,800 Web sites participating in our affiliate program.

    CREATE STRONG COMMUNITIES OF SIMILAR INTEREST TO ESTABLISH BRAND LOYALTY. A vital component of our strategy is to establish strong brand loyalty by creating listener communities through niche programming. We believe that creating a community enhances a listener's Internet experience and extends the length of time he spends on our Web site. Our programming is divided by music genre into 15 communities of similar interest, or COSIs:

BroadbandPoint                 KidzHits
Cafe Jazz & Blues              Modern Rock
Christian Hits                 New Age & Folk
Classical                      News & Information
Country                        Pop Hits
Dance/Urban                    Vintage Rock
Electronica                    Woodstock Music
                               World Music

    Each COSI targets a wide audience with similar musical preferences. Within each COSI we generally have between seven and 20 music and information channels. For example, the channels in the Country COSI comprise a community within NetRadio's audience that reflects country music tastes and demographics. Our online retail site and promotions are designed to respond to these tastes and are fully integrated into each COSI. We believe that communities play a key role in the development of online commerce by providing advertisers and businesses with a means to identify and target groups of users characterized by similar tastes. As we build communities of listeners through COSIs, we are constantly developing and promoting the NetRadio brand name.

    PROGRAM CONTENT TO GENERATE COMMERCE AND ADVERTISING REVENUES. In addition to broadcasting entertaining music and information, we program content to generate revenues from commerce and advertising. We accomplish this through a marketing strategy we call content-enabled commerce or C-Commerce. This approach uses music and advertising messages to direct and link listeners to our online retail store, CDPoint. C-Commerce encourages impulse purchases by motivating and enabling listeners to simultaneously acquire the music being played or promoted. We apply a similar concept to advertisers by directing and linking listeners to advertisers' Web sites through audio and text messages. These messages permit our listeners to link immediately to the Web site where the product or service being advertised can be purchased.

    Our comprehensive interactive display, NetCompanion, links our audio content with revenue-generating opportunities. NetCompanion appears on a listener's computer screen and displays song title information, graphic and text-based advertising and includes links to our COSIs and CDPoint. While listening to music through NetCompanion a visitor may:

    - change music channels,

    - purchase the music that NetRadio is playing or promoting, or purchase another title,

    - browse CDPoint for music or information, or

    - read an advertiser's banner and click through to an advertised Web site.

    Another significant aspect of our C-Commerce strategy is to cross-merchandise products, music and artists. For example, while an artist's song is playing, we may advertise books, apparel, videos, or other entertainment-related products connected to that artist or title.

    BUILD STRATEGIC ALLIANCES. We will continue to capitalize on our relationships with record labels, Internet traffic and technology companies and fulfillment partners, including the following:

    - RECORD LABELS. Record labels partner with us for artist and title promotions. These promotions allow the labels to promote specific artists in a targeted environment.

    - INTERNET TRAFFIC AND TECHNOLOGY COMPANIES. We have an agreement with RealNetworks, which licenses the use of its software to play our audio streams and whose audio player includes pre-sets to 14 of our channels. We have an agreement with AT&T to lease scalable bandwidth and provide additional technical support. We are also in the process of licensing technology to enable our listeners to download authorized music tracks using AT&T's proprietary a2b music player.

      We also recently entered into an agreement with Liquid Audio. The agreement will allow us to provide links from our Web site to a Liquid Audio Web site where our visitors will have the opportunity to download over 20,000 authorized music tracks using Liquid Audio's Liquid Player. In addition, we have an agreement with a leading high-speed data network services provider, @Home, which carries our programing. We also have an agreement with Packard Bell/ NEC, whose computers come equipped with a link to our Web site.

    - FULFILLMENT PARTNERS. We have product fulfillment agreements with Navarre and Valley Media, both major distributors of music and DVD products.

    We believe that these strategic alliances have helped and will continue to help, build content and traffic to our Web site, stimulate product and advertising revenues, and build brand awareness.

MUSIC AND PROGRAMMING

    By focusing on our breadth of music and information content, we seek to capture a wide audience across a variety of musical tastes. Our programming has been developed by a team of seven full-time and four part-time experienced, award-winning content and programming professionals. These music programmers bring specific musical expertise and an average of more than 17 years of experience to us. Their awards have included national awards and nominations from Billboard Magazine (Major Market Country Programmer of the Year--Nominee) and Gavin Magazine (Programmer of the Year--multiple winner and nominee), as well as Minnesota Music awards (Club DJ of the Year--Winner). As a result of our programmers' musical expertise, NetRadio has received the 1998 RealNetworks Streamers Award for "The Best Real Audio Net-Only Radio" Web site.

    Our programming team has experience in traditional radio programming as well as at club and concert venues. Members of our programming team have served as music directors of leading "top 40," classic rock, jazz, country and alternative radio stations in large and small markets throughout the United States. We believe that our expertise in music and radio programming distinguishes us from many of our competitors.

    Our music professionals use the same song rotation software used by traditional broadcast radio stations to program songs into light, medium and heavy rotation patterns. This software enables them to include COSI or channel identifiers and artist endorsements within the channel and to easily insert advertising messages into the music programming.

    COSIS AND CHANNELS. The NetRadio Web site resembles a hub and spoke configuration. Our home page acts as the "hub" for each of our 15 COSIs. Each COSI, whether music or news, reflects a distinctively branded name, look and identity. Within a COSI, each music or information channel contains content that can be targeted to specific audience segments and linked to potential revenue opportunities. For example, if an artist announces a new world tour, that information can be presented as a news segment in the appropriate COSI and linked to products available in CDPoint.

    The COSI structure provides a format to communicate with a loyal base of listeners through the following:

    - SPECIALIZED AUDIO CONTENT. Each COSI contains multiple specialized music channels. For example, our Vintage Rock COSI includes Reggae, British Invasion and Guitar Heroes. We believe these narrowly specialized channels will appeal to our listeners' tastes and will encourage return visits and brand loyalty.

    - TEXT-BASED CONTENT. Each COSI contains text-based information through which we communicate with our visitors. We offer articles written by music professionals as well as information on new releases, concert tours, ticket sales and other music-related products.

    - ADVERTISING AND PROMOTIONAL CONTENT. Each COSI displays advertising banners while channels within that COSI broadcast audio promotion messages targeted to the COSI's demographics.

    - MERCHANDISING CONTENT. Each COSI contains a link to CDPoint, where products specifically tied to the musical taste of the COSI's listeners are available for sale. The assortment of products offered includes compact discs and audio cassettes tailored to the COSI's demographics.

    The number of songs within each channel ranges from 150 to over 1,000. The breadth of our selection is significant compared to traditional broadcast radio station play lists which typically include only 40 to 80 songs. The order and frequency of the music is designed by our programming staff to reflect current trends in the music business and the tastes of our listeners. We update information channels daily.

    Except for the BroadbandPoint Channel COSI, all channels can be heard using a 28.8kbps narrow bandwidth modem through a telephone line. The BroadbandPoint Channel is a special "higher quality" 40kbps stereo audio streaming channel featuring music from NetRadio's most popular music channels, and requires a high-speed connection.

    NetRadio's channels as of October 1, 1999, grouped by COSI, are listed below.

BROADBANDPOINT
  Includes selections such as
    60's Country and
    Blues, Cafe Jazz,
    Country, Maestro,
    Modern Rock, Pop Hits,
    Vintage Rock.
  INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today

CAFE JAZZ & BLUES
  MUSIC CHANNELS
    Acid Jazz
    Big Band
    Blues
    Blues Revival
    Cafe Jazz
    Chicago Blues
    Classic Crooners
    Divas
    Horns
    Jazz Rock
    Lounge
    New Blues
    Quiet Storm
    Rockin' Blues
    Rounder Blues
    Smooth Jazz
    Swing
    Zydeco
  INFORMATION CHANNELS
    CDPoint Update
    Jazz Notes
    NetRadio Network Today

CHRISTIAN HITS
  MUSIC CHANNELS
    Christian Hits
  INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today

CLASSICAL
  MUSIC CHANNELS
    Chamber Music
    Chant
    Maestro
    Opera
    Piano
    Quiet Classics
    Symphony
  INFORMATION CHANNELS
    CDPoint Update
    Classical Notes
    NetRadio Network Today

COUNTRY
  MUSIC CHANNELS
    60's Country
    70's Country
    Alternative Country
    Bluegrass
    Dot.Comedy
    Rounder Folk
    Route 1 Country
  INFORMATION CHANNELS
    CDPoint Update
    Country Music News
    NetRadio Network Today

DANCE/URBAN
  MUSIC CHANNELS
    Acid Jazz
    Ambient
    Big Beat/Breaks
    Club Mix
    Disco Dance
    Drum & Bass
    Electronica
    Experimental
    Funk
    Hip Hop
    House
    Industrial
    Latin
    Lounge
    Mix Masters
    Punk
    Rap
    Ska
    Solid Gold Soul
    Techno
    Trip Hop
    Urban
  INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today

ELECTRONICA
  MUSIC CHANNELS
    Ambient
    DJ Mix
    Drum & Bass
    Dub Electric
    Electronic World
    Electronica
    Hardcore
    Industrial
    Jungle Breaks
    Musical Starstreams
    New Age
    Tech House
    Techno
    Trance/Acid
  INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today

KIDZHITS
  MUSIC CHANNELS
    KidzHits
    KidzNews
  INFORMATION CHANNEL
    CDPoint Today
    NetRadio Network Today

MODERN ROCK
  MUSIC CHANNELS
    Adult Alternative
    Dot.Comedy
    Industrial
    New Wave
    Punk
    Ska
    The 'X'
  INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today

NEW AGE & FOLK
  MUSIC CHANNELS
    Acoustic
    Ambient
    Celtic
    Folk
    Hearts of Space
    Musical Starstreams
    Nature Sounds
    New Age
    Rounder Folk
INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today

NEWS & INFORMATION
  NEWS CHANNELS
    Business News
    Celebrity News
    Health File
    Info Junkie
    Infobahn News
    Movie News
    NetRadio News
    Showbiz News
    This Is True...Really News
    World News
  MUSIC NEWS CHANNELS
    Classical Notes
    Country News
    Jazz Notes
    Music Industry News
    This Day in Rock History
  SPORTS CHANNELS
    Sports
      (Various sports channels
      depending on seasonal
      interest)
      Baseball News
      Basketball News
      Football News
      Hockey News

POP HITS
  MUSIC CHANNELS
    80's Hits
    Disco Fever
    Dot.Comedy
    Fab 60's
    Groovin' 70's
    Lite Hits
    Party Hits
    Pop Hits
    Showtunes
    Solid Gold Soul
    Soundtracks
    Teen Scene
  INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today
    Pop Hits News

VINTAGE ROCK
  MUSIC CHANNELS
    British Invasion
    Dot.Comedy
    Guitar Heroes
    Hard Rock
    Jazz Rock
    Party Rock
    Pre-Fab 60's
    Progressive Rock
    Psychedelic Rock
    Rockin' Blues
    Rockin' Rhythm 50's
    Vintage Rock
    Vintage Surf
INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today
    This Day In Rock History

WOODSTOCK MUSIC
    Woodstock 99
    Woodstock 69

WORLD MUSIC
  MUSIC CHANNELS
    Ambient World
    Celtic
    Earth Beat
    Electronica
    Hawaiian
    Latin & Salsa
    Musical Starstreams
    Native American
    New Age
    Reggae
    Rounder Reggae
    World Beat
INFORMATION CHANNELS
    CDPoint Update
    NetRadio Network Today

C-COMMERCE, PRODUCT SALES AND FULFILLMENT

    We believe that our C-Commerce strategy is effective because of the nexus between playing a song, or viewing or listening to an advertising message, and providing the listener the opportunity to immediately purchase the music, product or service being promoted. Listeners do not need to be visually connected to NetRadio's Web pages in order to receive audio content and promotional messages. Listeners stay connected to audio content for extended periods of time while NetRadio exposes them to commerce, advertising and promotional messages.

    CDPOINT. CDPoint (www.cdpoint.com) is our online music store. CDPoint currently offers over 250,000 stock keeping units, and includes every title that we play on our channels. CDPoint's wide selection complements and reflects the breadth of our channels and the diverse tastes of our audience.

    Our objective is to make CDPoint informative and authoritative, allowing customers to easily learn about, discover and purchase compact discs, audio cassettes and other entertainment-related products. CDPoint is designed to be intuitive and easy to use. Our goal is to enable the purchasing process to be completed with minimal customer effort and without interruption of the audio stream. We offer a wide selection and competitive prices as well as a high degree of customer service by, among other things, providing our customers with numerous e-mail updates on the status of their orders, and other information about our products and services. Customers can enter CDPoint.com directly or through the NetRadio Web site, NetRadio affiliates' Web sites, a favorite COSI or NetCompanion.

    Once in CDPoint, customers can search for music by artist or title, browse genres or featured titles, read release notes, participate in promotions, respond to advertising or check the status of their orders. A search engine feature remains visible on the user's screen and is always available to search for artists or titles. To purchase music, a listener simply clicks on an item and a virtual shopping basket displays the desired item and its purchase price. Customers can add and remove products from their baskets prior to completing their purchase.

    We accept Visa, MasterCard and American Express for payment. For convenience, we will soon permit customers to store credit card information on secure servers to avoid the need to re-input this information when making a repeat purchase. To maintain security, we rely on recent releases of transaction-enabling software. We automatically confirm each order by e-mail within 24 hours of the order, and subsequently confirm shipment of each order by e-mail. A customer's credit card is charged when the product is shipped. We rely upon a third party to process credit card billing.

    SHIPPING, DISTRIBUTION AND FULFILLMENT. We maintain no product inventory. Rather, the products we sell are owned and held by outside vendors who ship directly to purchasers. We periodically update CDPoint with inventory information that we receive from our fulfillment partners. When a customer's purchases are completed, the order is electronically communicated to one of our fulfillment partners. Music orders are electronically sent first to Navarre and then, if not completely available in Navarre's inventory, to Valley Media. The fulfillment partner ships products for delivery to the purchaser within two to 10 business days. United Parcel Service, the United States Postal Service or a comparable ground service handles delivery.

    DATABASE DEVELOPMENT AND MAINTENANCE. To more efficiently generate commerce opportunities, we are building revenues by developing a database reflecting our customer preferences. We intend to use customer information for internal purposes only, such as targeted marketing campaigns and other advertising programs. We disclose to all visitors and consumers that we are collecting this information.

    Our servers record where visitors to our Web site originate, where they go, what they listen to and what advertising they click on. From CDPoint, we accumulate product, order size, shipping destination and customer demographic information. We use information about visitors and listeners to enhance our content offerings, advertising strategies, marketing campaigns and Web site design and navigation elements. Product and demographic information helps us conduct one-to-one marketing campaigns with customers. In addition, we use this information to project purchase patterns and to ensure maximum product availability, selection and shipping efficiencies.

ADVERTISING AND PROMOTION

    We use our content to generate advertising revenues. Our advertising includes banner advertising, audio advertising and promotional advertising. All three formats are incorporated into the COSIs, which allow advertisements to be tailored to particular audiences.

    BANNER ADVERTISING. Visitors to our Web site are exposed to banner advertising messages placed on our Web pages. Banner advertising allows a user to travel immediately to the Web site displayed in the banner. These banners are sold to advertisers primarily by our sales staff and through a third party contractor, 24/7 Media, a nationally recognized advertising placement firm.

    AUDIO ADVERTISING. We incorporate audio advertisements into our programming. We believe that audio advertising is well suited to advertisers since it reaches listeners who are running multiple applications. Unlike banner advertising, which requires the viewer to be visually connected to the Web site, audio advertising allows the listener to hear streamed audio advertising while he or she is working on other applications. Our innovative advertising format combines audio advertisements with links to our advertisers' Web sites, encouraging an immediate consumer response.

    TARGETED PROMOTIONAL ADVERTISING. We have developed targeted promotions as another means to generate revenues. In a targeted promotion, a record label pays for space and audience exposure within our Web site. For example, NetRadio might prominently feature a compact disc, artist or song on a Web page. We believe that these special promotions are attractive to record labels which are promoting particular artists or compact discs.

    Our wide variety of music programming encourages targeted promotions for niche music. For example, a Celtic record label may have difficulty reaching its targeted audience due to limited exposure of Celtic music in the programming mix of most commercial radio stations. NetRadio can offer a dedicated channel for Celtic music. This has appealed to niche labels who do not want to pay for traditional advertising in record stores, traditional broadcast radio or other media.

NEW BUSINESS OPPORTUNITIES

    We intend to generate additional revenues by selling other entertainment products such as DVDs. To capture what we believe will be growing consumer demand for DVDs, we expect to expand our commerce offerings to include DVDs in late 1999.

STRATEGIC ALLIANCES

    We have entered into several strategic alliances in the areas of content and programming, Internet traffic and technology, and product fulfillment and distribution.

    CONTENT AND PROGRAMMING ALLIANCES. We have alliances with major record labels and other content providers that help us continue to develop our programming. Some of the record labels that have participated in featured promotions include: A&M, American Gramaphone, Arista, Atlantic, AWA, Beacon, Blue Note, Brentwood, Capitol, Caroline, CDM, CMC, DA Music, Damian, Decca, Dreamworks, Durkin Hayes, Elektra, EMD Distribution, EMI/Angel, Forbidden, GRP, Interscope, J Bird, Jellybean, Leviathan, Macola, MCA, MED, Mercury, Mission, Moonshine, Motown, Nettwork, Nonesuch, Public Music, RCA, Relativity, Rhino, RLM, Solid Disc, Un-D-Nyable, Unison, V-Wax, Van Richter, Vesper Alley, Virgin, Warner Brothers and Windham Hill.

    For example, we have worked closely with the American Gramaphone record label, which records the artist Mannheim Steamroller, a successful performer of holiday music. We have developed custom programming for the Mannheim Steamroller series of album releases, including a custom channel and a dedicated Web page for Mannheim Steamroller products.

    INTERNET ALLIANCES. We have entered into traffic and technology alliances that we expect will continue to attract customers, build brand loyalty, and improve the quality of our broadcasts, such as:

    - RealNetworks. RealNetworks licenses software that allows our listeners to hear our audio streams. In addition to providing technology, we believe that RealNetworks is an important source of traffic to our Web site. We have 14 channel pre-sets on G2, a recent version of RealNetworks' audio player. RealNetworks operates a popular audio Web site called the Daily Briefing. We supply seven information channels to the Daily Briefing.

    - AT&T. We have an agreement with AT&T under which AT&T provides scalable bandwidth, round-the-clock technical support and redundant back-up servers to meet our increasing listener demand. We are also in the process of licensing technology to enable our listeners to download authorized music tracks using AT&T's proprietary a2b music player.

    - Liquid Audio. We have an agreement with Liquid Audio under which our visitors will be able to link to a Liquid Audio Web site and download over 20,000 authorized music tracks using Liquid Audio's Liquid Player.

    - @Home Network. We offer two 80kbps channels to @Home Network, a division of @Home Corporation. @Home provides high-speed, fully-integrated multimedia Internet and online services using cable television technology. @Home subscribers have the opportunity to listen to our programming through a higher quality connection than is normally available through a standard telephone line.

    - Ark Interface II. Since August 1, 1997, we have had an Electronic Advertising Agreement with Ark Interface II of Seattle, Washington. Ark Interface II operates a Web site called MySpace Online, formerly known as Planet Oasis. A radio tower branded "NetRadio" appears on the home page cityview of MySpace Online. NetRadio also operates a custom, commerce-enabled audio interface that appears on the MySpace Online Daily page and provides access to 39 NetRadio music and information channels.

    - Packard Bell/NEC, Inc. Under the Ark Interface II agreement, all Packard Bell and NEC Ready brand multimedia personal computers sold in the United States since July 1998 with Windows 98 operating systems feature an audio player interface called Net Media Player on the desktop. The Net Media Player provides access to 35 NetRadio music and information channels.

    - Sonicbox, Inc. In September 1999, we entered into a memorandum of understanding with Sonicbox, under which we agreed to commence negotiations toward the execution of a definitive agreement with Sonicbox whereby we would allow Sonicbox to retransmit our content. If a definitive agreement is executed, the parties also have agreed to negotiate the development of a business model focusing on music sales, direct marketing and targeted advertising. Sonicbox is engaged in the development of a personal computer accessory that would enable computer listeners to connect audio streams from a computer to the tuner on nearby FM radios.

    FULFILLMENT ALLIANCES. We have entered into fulfillment alliances to sell products and provide customer service. By integrating multiple fulfillment sources, we increase product fill rates and enhance customer service.

    - Navarre. In December 1998, we entered into a five-year product fulfillment agreement with Navarre, our majority shareholder, for fulfillment of music purchases. We look to Navarre first for order fulfillment and delivery. We currently buy approximately 5 to 10% of our music products through Navarre. Purchases through Navarre improve our margins because we pay lower shipping and handling fees to Navarre than we pay to Valley Media. We also pay a lower acquisition cost for purchases of titles available exclusively through Navarre. Finally, through Navarre we gain access to artists and independent and national record labels.

    - Valley Media. In 1998, we entered into a distribution agreement with Valley Media to provide an alternative fulfillment source for products that are not available through Navarre. Valley Media is the leading online fulfillment source for music and other entertainment software products. Valley Media has approximately 250,000 stock keeping units in inventory, and a wide selection of music, videos, DVDs, and music-related merchandise.

TECHNOLOGY AND NETWORK INFRASTRUCTURE

    Audio streaming is the one-way transmission of digitized audio data over the Internet. The audio data begins in digitized form at the source or Internet server. Upon transmission, the audio is divided into groups of data delivery packets that are transmitted over the Internet to the receiving computer of the listener. The receiving computer buffers the initial portion of the transmitted audio data before sending it to the speakers. This buffering compensates for momentary delays in packet delivery. Audio streaming technology permits the simultaneous transmission and playback of continuous streams over the Internet.

    Most transmissions over telephone lines occur at a rate of 28.8kbps. Transmissions also occur at higher speeds using digital subscriber line, or DSL, cable modem and broadband technologies. Audio clarity varies with speed of transmission. Audio streaming differs from traditional radio broadcasting in its ability to be transmitted to a worldwide audience. RealNetworks pioneered the development of audio streaming technology in 1995. This technology has transformed the Internet from a graphic and text-based information platform into a multimedia audio/visual platform.

    Our Web site is maintained on a Windows NT and Linux operating system platform. Our audio content is programmed and housed in an internal computer network. NetRadio's audio stream is encoded to the Real Audio G-2 format on Linux servers. These servers are connected through a routing system provided by Cisco Systems to multiple 45mbps T3 Internet connections.

    We also have recently contracted with AT&T to support our bandwidth requirements. Under our agreement, AT&T agrees to provide us as much bandwidth as is needed to support the traffic to our Web site. AT&T also provides round-the-clock technical support and redundant back-up servers in case we suffer system failures. The agreement with AT&T expires in March 2001.

    We have developed proprietary software, together with commercially available music scheduling products, to produce a traditional radio-style broadcast with real-time stream information. Our Internet and database servers run industry-standard server software and are housed in our Minneapolis, Minnesota facility. All mission-critical equipment is supplied with back-up power and monitored for 24-hour operation.

    We stream all of our audio music content through RealNetworks' current technology, known as G2 (Generation 2).

    To listen to NetRadio, a listener must have a computer with a minimum 486-66 processor (Pentium preferred), or 68040 or PowerPC-based Macintosh or Macintosh clone, an operating system of either Windows 95, 98 or NT or 0/S 7.5.3 or better, a modem having 28.8kbps or better connection speed, and a soundcard.

INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    COPYRIGHTS AND TRADEMARKS. The trademarks N NET.RADIO NETWORK and design and NET.RADIO have been registered with the United States Patent and Trademark Office. We have filed applications for registration of the trademarks NetRadio.com and design, CDPOINT and NETCOMPANION. We have also applied for a European Community Trademark registration for N NET.RADIO NETWORK and design. Our success depends in part upon developing, building and protecting our trademarks, trade secrets and similar intellectual property. We rely upon trademark and copyright law, trade secret protection and confidentiality and license agreements with employees, strategic partners and others to protect our proprietary rights. Notwithstanding these precautions, there can be no assurance that the steps that we have taken or will take will be adequate to prevent misappropriation, infringement or other violations of our intellectual property. A third party could, without authorization, copy or otherwise use our intellectual property. There also can be no assurance that the United States intellectual property laws and our agreements with employees, consultants and others who participate in developing our proprietary rights will adequately protect our rights, or that our trade secrets will not otherwise become known or independently developed by competitors. Moreover, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and effective copyright, trademark and trade secret protection may not be available in those jurisdictions, and we have not sought protection for our intellectual property in every country where our broadcasts may be heard.

    We have licensed in the past, and expect to continue to license certain proprietary rights, such as trademarks or copyrighted material, to third parties. We expect that the quality of our brand will be maintained and protected by our licensees. There can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation.

    LICENSES TO BROADCAST PRE-RECORDED MUSIC ON THE INTERNET. We believe our broadcasts of pre-recorded music over the Internet are permitted under the copyright laws of the United States as long as we have permission from appropriate authorities and pay appropriate royalties. We have entered into license agreements with the major performing rights organizations, including the American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and the Society of European Stage, Authors and Composers, Inc. These agreements license us to broadcast music and other copyrighted materials over the Internet and obligate us to pay royalties in connection with our broadcasts. The amount of royalties that we must pay, or the terms and conditions of the license agreements, may change, and such changes may be detrimental to us. In addition, our license agreements with performing rights organizations may not comply with the copyright laws of jurisdictions outside the United States, and our broadcasts may violate the copyright laws of those jurisdictions where our broadcasts may be heard.

    We believe our use of third-party material on our Web site is permitted under current provisions of United States copyright law. However, legal rights to certain aspects of Internet content and commerce are not clearly settled, and our ability to rely upon one or more exemptions or defenses under copyright law is uncertain. We may be unable to continue to provide rights to information, including downloadable music samples and artist, title and other information.

    The law regarding linking to and framing of third party Web sites without permission is uncertain. NetRadio believes that its linking and limited framing activities are lawful, but there is a possibility that we may be required to pay a license fee or cease linking or framing. If we are required to pay fees, or cease linking or framing, it could have a material adverse effect on us.

COMPETITION

    The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify and the number of competitors to increase in the future. Barriers to entry on the Internet are minimal, and current and new competitors can launch Web sites at a relatively low cost. In addition, the broader retail compact disc, software and DVD industries are intensely competitive. NetRadio currently or potentially competes with a variety of other companies. These competitors include:

    - streaming media sites such as Broadcast.com, Spinner, Launch and Imagine Radio,

    - online retail vendors of music, computer software and DVDs, including CDNow, audio highway, E-music, Musicmaker, MP3, Amazon.com, Barnes & Noble.com, and GetMusic,

    - traditional radio broadcasters,

    - other small online vendors, and

    - publishers and traditional retail vendors of music and software, including large specialty music stores such as MusicLand, Tower Records and Best Buy, that have significant brand awareness, sales volume and customer bases. Many of these traditional retailers also support dedicated Web sites that compete directly with NetRadio.

    We believe that the principal competitive factors in our online market are brand name recognition, product quality, variety of value-added services, ease of use, price, quality of customer service, availability of customer support, reliability, technical expertise, quality of search tools, quality of site content and speed of order fulfillment. Many current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. In addition, online retailers may be acquired by, receive investments from or enter into other commercial relationships with larger, well established and well financed companies as use of the Internet and other online services increases. Our competitors may be able to secure merchandise from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, adopt more aggressive pricing or inventory availability policies and devote substantially more resources to Web sites and systems development than we can.

    In selling music and other consumer entertainment media products, we compete generally with other content providers for the time and attention of users and for advertising revenues. We also compete for advertising with online services, other Web site operators and advertising networks, as well as traditional media such as television, radio and print, for a share of advertisers' budgets. We must license and provide high quality, sufficiently compelling and popular audio content, along with technology and value-added Internet services, to attract users, support advertising intended to reach those users and attract businesses seeking Internet broadcasting and distribution services.

    We believe that the principal competitive factors for attracting advertisers include the number of users accessing our Web site, the demographics of those users, our ability to deliver focused advertising and interactivity through our Web site, and the overall cost-effectiveness and value of the advertising offered. There is intense competition for the sale of advertising on high-traffic Web sites. This has resulted in a wide range of rates quoted by different vendors for a variety of advertising services and makes it difficult to project levels of Internet advertising that will be realized generally or by any specific company. Any competition for advertisers among present and future Web sites, as well as competition with other traditional media for advertising placements, could result in significant price competition. We believe that the number of companies selling Internet-based advertising and the available inventory of advertising space have recently increased substantially. Accordingly, we may face increased pricing pressure for the sale of advertisements.

    We also compete for traditional media advertising sales with national radio networks, as well as local radio stations. Local radio content providers and national radio networks may have larger and more established sales organizations than we have. These broadcasters may have greater name recognition and more established relationships with advertisers and advertising agencies than we have.

They also may be able to undertake more extensive marketing campaigns, obtain a more attractive inventory of advertising spots, adopt more aggressive pricing policies and devote substantially more resources to selling advertising inventory.

EMPLOYEES

    As of October 1, 1999, we had 42 full-time and 10 part-time employees. We also employed nine independent contractors and other temporary employees in connection with our content, operations and administrative functions. None of our employees are represented by a labor union and we consider our employee relations to be good. Competition for qualified personnel in our industry is intense, particularly among software development and other technical staff. We believe that our future success will depend in part upon our continued ability to attract, hire and retain qualified personnel.

FACILITIES

    Our offices are located in one facility in Minneapolis, Minnesota. We lease approximately 10,500 square feet of office space under four separate leases, which includes space for our executive offices, technical center, and content and commerce area. Our administrative office lease expires on October 31, 1999, and our technical center lease expires on October 31, 2000. We expect to lease our administrative offices on a month-to-month basis beginning November 1, 1999. Our content and commerce area lease is also month-to-month. If we grow as we expect, we may need to acquire more space. There is no assurance that this space will be available.

LEGAL PROCEEDINGS

    From time to time we have been, and expect to continue to be, subject to legal proceedings and claims in the ordinary course of business, including claims for breach of contract and for alleged infringement of third-party copyrights, trademarks and other intellectual property rights. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. We are not aware of any legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

                                   MANAGEMENT

    The following table sets forth the name, age as of October 1, 1999 and a brief account of the business experience of our executive officers and directors.

NAME                            AGE                       POSITION
------------------------------  ---   -------------------------------------------------
Edward A. Tomechko............  50    Chief Executive Officer, President and Director

Michael P. Wise...............  42    Vice President and Chief Financial Officer

Eric H. Paulson...............  54    Chairman of the Board

Donavan W. Pederson...........  60    Chief Operating Officer, Secretary and Director

Richard W. Hailey.............  43    Chief Technology Officer

David R. Witzig...............  42    Senior Vice President of Content and Programming

Nancy R. Kielty...............  42    Vice President of Commerce

James Caparro(1)(2)...........  47    Director

Charles E. Cheney(2)..........  55    Director

Marc H. Kalman(1)(2)..........  55    Director

Gene McCaffery(1).............  51    Director

------------------------

(1) Member of our compensation committee.

(2) Member of our audit committee.

    EDWARD A. TOMECHKO. Mr. Tomechko has served as our Chief Executive Officer, President and a director of NetRadio since January 1999 and served as Chief Financial Officer from August 1998 until March 15, 1999. From April 1997 to April 1998, Mr. Tomechko served as Senior Vice President and Chief Financial Officer of David's Bridal, Inc. From January 1996 to April 1997, Mr. Tomechko was Senior Vice President and Chief Financial Officer of The County Seat Stores, Inc., and from 1990 to 1996, Mr. Tomechko served as Vice President and Treasurer of County Seat. In October 1996, County Seat filed a voluntary petition for reorganization under Chapter 11 of Title 11 of the United States Bankruptcy Code, in the United States Bankruptcy Court for the District of Delaware. On October 29, 1997, the Plan of Reorganization was consummated.

    MICHAEL P. WISE. Mr. Wise has served as our Vice President and Chief Financial Officer since March 15, 1999. From December 1997 through March 1999, Mr. Wise served as Vice President and Corporate Controller for Health Fitness Corporation, a publicly held, Minneapolis-based manager of fitness centers for Fortune 500 and large hospital clients. From April 1994 through October 1997, Mr. Wise served as a consultant to and Chief Financial Officer, Treasurer and Secretary of The Sled Dogs Company, a publicly held, Minneapolis-based manufacturer, marketer and distributor of snow skates. On November 5, 1997, The Sled Dogs Company filed a voluntary petition under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Minnesota. From April 1986 to March 1994, Mr. Wise was employed by National Computer Systems, Inc., a publicly held, Minneapolis-based developer and marketer of information systems and services for education, serving in various financial and sales, marketing and management positions.

    ERIC H. PAULSON. Mr. Paulson has served as our Chairman of the Board since May 1996 and also served as Chief Executive Officer of NetRadio from April 1997 to January 1999. Mr. Paulson has served as Chairman of the Board, Chief Executive Officer and a director of Navarre since 1983.

    DONAVAN W. PEDERSON. Mr. Pederson has served as our Chief Operating Officer since July 1999 and served as our Chief Technology Officer from September 1997 to June 1999. Mr. Pederson has served as Secretary and a director of NetRadio since September 1997. From April 1994 to April 1997, he was President of ComNet Research Corporation, a marketer and integrator of fiber channel networks. From 1986 to 1994, Mr. Pederson served as President of Donavan International, Inc., an international trade services company.

    RICHARD W. HAILEY. Mr. Hailey has served as our Chief Technology Officer since July 1999. From November 1998 to July 1999, he served as the Technology Services Practice Manager at Pragmatek Consulting Group, a Minneapolis-based consulting firm. From July 1995 to October 1998, he served in various leadership positions including Director of Technology for the U.S. Region at MCI-Systemhouse. From October 1993 to July 1995, he served as a Senior Technical Architect at Computer Sciences Corporation.

    DAVID R. WITZIG. Mr. Witzig has served as our Senior Vice President of Content and Programming since May 1996. From June 1989 to May 1994, Mr. Witzig was Branch Manager, Chicago, of EMI Music Distribution, the distribution arm of EMI Music, Inc. From May 1994 to May 1996, he served as Regional Director, Chicago, of EMI Music Distribution. Mr. Witzig has more than 17 years of experience in promotion, special accounts and sales capacities with major record labels including Regional Director for EMI Music Distribution and National Sales Director of Capitol Records.

    NANCY R. KIELTY. Ms. Kielty has served as our Vice President of Commerce since February 1999. From December 1996 to August 1998, she served as Divisional Merchandise Manager, Airport Store Division, for Wilsons The Leather Experts, a Minneapolis-based retailer of leather outerwear. From January 1992 to January 1996, Ms. Kielty was a Buyer for Fingerhut Companies, a Minneapolis-based direct sales catalog retailer.

    JAMES CAPARRO. Mr. Caparro has served as a director of NetRadio since January 1999. He is Chairman and Chief Executive Officer of Island/Mercury/Def Jam Music Group, a division of Universal/PolyGram Music Operations. From 1992 to 1998 he served as President and Chief Executive Officer of PolyGram Group Distribution.

    CHARLES E. CHENEY. Mr. Cheney has served as a director of NetRadio since May 1996. From March 1997 to September 1998, he also served as our Chief Financial Officer. Mr. Cheney has served as a director, Chief Financial Officer, Executive Vice President and Secretary of Navarre since 1985.

    MARC H. KALMAN. Mr. Kalman has served as a director of NetRadio since January 1999. Mr. Kalman is affiliated with Chancellor Media, Inc. and since 1992, he has served as Vice President and General Manager for KDWB-FM, KTCZ-FM and WRQC-FM, three leading FM stations in the Minneapolis/Saint Paul market. Since 1993, Mr. Kalman also has served as an Executive Board Member of the Variety Childrens Association Board of Directors and as a director of the Minnesota Broadcasters Board of Directors.

    GENE MCCAFFERY. Mr. McCaffery has served as a director of NetRadio since November 1998. He currently is Chief Executive Officer, Chairman of the Board and a director of ValueVision. Prior to joining ValueVision in 1998, Mr. McCaffery served as Chief Executive Officer and Managing Partner of Marketing Advocates, a celebrity-driven product and marketing development company based in Los Angeles. From 1982 to 1996, Mr. McCaffery was employed in several capacities with Montgomery Ward & Co., Inc., serving most recently as Senior Executive Vice President. Montgomery Ward filed for Chapter 11 bankruptcy protection in 1997. From 1994 to 1996, Mr. McCaffery also served as Vice Chairman of The Signature Group, one of the nation's largest direct marketing companies. Mr. McCaffery also serves as a director of Metal Management, Inc.

BOARD OF DIRECTORS

    Each director currently serves until the next regular meeting of shareholders after election or appointment and until his or her successor is elected and is qualified to serve. Upon the closing of this offering, we will divide our board of directors into three classes with staggered three-year terms. The terms of Messrs. Cheney and Pederson will expire at the annual meeting of our shareholders in 2000, the terms of Messrs. Caparro and Kalman will expire at the annual meeting of our shareholders in 2001, and the terms of Messrs. Tomechko, Paulson and McCaffery will expire at the annual meeting of our shareholders in 2002.

ARRANGEMENTS FOR NOMINATION AS DIRECTOR

    Under the terms of a March 1997 stock purchase agreement among Navarre, NetRadio and ValueVision, and based upon our total number of directors, ValueVision has the right to elect the number of directors equal to its proportionate share of ownership of NetRadio, rounded up to the next whole number. Following ValueVision's purchase of 550,000 shares of common stock for $500,000 occurring at the closing of this offering, ValueVision will have the right to elect two directors of NetRadio. Please see "Related Party Transactions."

COMMITTEES OF THE BOARD OF DIRECTORS

    Our board of directors has established an audit committee and a compensation committee. Both committees are currently composed entirely of directors who are not officers or employees of NetRadio.

    Our audit committee generally has responsibility for recommending independent auditors to the board of directors for selection, reviewing the plan and scope of the annual audit, reviewing our audit and control functions and reporting to the full board of directors regarding these matters. The members of our audit committee are Messrs. Caparro, Cheney and Kalman.

    Our compensation committee generally has responsibility for recommending to the board of directors guidelines and standards relating to the determination of executive compensation, reviewing executive compensation policies and reporting to our board of directors regarding these matters. Our compensation committee also has responsibility for administering our stock option plan, determining the number of options to be granted to the executive officers and reporting to our board of directors on such matters. The members of our compensation committee are Messrs. Caparro, Kalman and McCaffery.

COMPENSATION OF DIRECTORS

    Each non-employee director receives $500 and reimbursement of any expenses incurred for each board meeting attended. In connection with their appointment to our board of directors, in January 1999, we granted each of Messrs. Caparro and Kalman options to purchase 10,000 shares of our common stock at an exercise price equal to $5.00 per share. We expect to grant additional options to non-employee directors in the future in connection with their service on our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Paulson is Chairman, President and Chief Executive Officer, and Mr. Cheney is Chief Financial Officer of Navarre. Mr. McCaffery, who serves as a member of our compensation committee, is also Chief Executive Officer of ValueVision. Prior to this offering, after giving effect to the purchase of 550,000 shares of common stock by ValueVision, Navarre owned approximately 75% of our common stock and ValueVision owned approximately 22% of our common stock. Following this offering, Navarre will own approximately 51% and ValueVision will own approximately 15% of our common stock, assuming the underwriters' over-allotment option is not exercised.

EXECUTIVE COMPENSATION

    The following summary compensation table sets forth information concerning the compensation paid during the fiscal year ended December 31, 1998 to Eric H. Paulson, who served as our Chief Executive Officer from April 24, 1997 to January 10, 1999. No other executive officers received salary and bonus in excess of $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                                                  LONG TERM
                                                                            ANNUAL COMPENSATION                  COMPENSATION
                                                                -------------------------------------------  --------------------
                                                                                                OTHER             SECURITIES
                                                                                               ANNUAL             UNDERLYING
NAME AND PRINCIPAL POSITION                            YEAR       SALARY        BONUS       COMPENSATION           OPTIONS
---------------------------------------------------  ---------  -----------  -----------  -----------------  --------------------
Eric H. Paulson, Chief Executive Officer...........       1998   $       0    $       0       $       0               90,000

OPTION GRANTS IN 1998

    The following table sets forth certain information regarding stock options granted during 1998 to Mr. Paulson.

                                                   INDIVIDUAL GRANTS
                             --------------------------------------------------------------  POTENTIAL REALIZABLE
                                             PERCENT OF                                        VALUE AT ASSUMED
                               NUMBER OF        TOTAL                                        ANNUAL RATES OF STOCK
                              SECURITIES       OPTIONS                                        PRICE APPRECIATION
                              UNDERLYING     GRANTED TO      EXERCISE OR                      FOR OPTION TERM(1)
                                OPTIONS     EMPLOYEES IN   BASE PRICE PER     EXPIRATION     ---------------------
NAME                            GRANTED      FISCAL YEAR        SHARE            DATE           5%         10%
---------------------------  -------------  -------------  ---------------  ---------------  ---------  ----------
Eric H. Paulson............      90,000(2)      9.8%          $    1.64        May 31, 2005  $  60,088  $  140,031

------------------------

(1) The 5 and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC. Potential realizable value is determined by multiplying the fair market value at the time of grant as determined by our board of directors by the stated annual appreciation rate compounded annually for the term of the option, subtracting the exercise price or base price per share from the product, and multiplying the remainder by the number of options granted. Actual gains, if any, on stock option exercises and common stock holdings are dependent on the future performance of our common stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2) The stock option is exercisable in annual increments of 18,000 shares beginning in June 1998.

FISCAL YEAR END OPTION VALUES

    The following table sets forth certain information regarding Mr. Paulson's unexercised stock options as of December 31, 1998. Mr. Paulson did not exercise any options in 1998.

                         FISCAL YEAR END OPTION VALUES

                                                          NUMBER OF SECURITIES   VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED  IN-THE-MONEY OPTIONS
                                                          OPTIONS AT DECEMBER             AT
                                                                31, 1998         DECEMBER 31, 1998(1)
                                                         ----------------------  ---------------------
NAME                                                      VESTED     UNVESTED     VESTED     UNVESTED
-------------------------------------------------------  ---------  -----------  ---------  ----------
Eric H. Paulson........................................   18,000        72,000   $  60,480  $  241,920

------------------------

(1) Based on the fair market value of our common stock at the end of the fiscal year minus the exercise price, multiplied by the number of securities underlying the option.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL CONSIDERATIONS

    We have entered into employment agreements with Edward A. Tomechko, Michael
P. Wise, Donavan W. Pederson, Richard W. Hailey, David R. Witzig and Nancy R. Kielty. The term of Mr. Tomechko's agreement commenced on January 11, 1999 and ends on January 10, 2002. The agreements between us and Mr. Pederson and Mr. Witzig commenced on August 1, 1998 and end on July 31, 2000. Ms. Kielty's agreement commenced on February 25, 1999, Mr. Wise's agreement commenced on April 29, 1999 and Mr. Hailey's agreement commenced on July 26, 1999. Mr. Tomechko's annual base salary is $175,000, subject to an immediate increase to $200,000 upon the closing of this offering. Mr. Pederson's annual base salary is $120,000, subject to an immediate increase to $140,000 upon the closing of this offering. Mr. Witzig's annual base salary is $100,000, subject to an immediate increase to $130,000 upon the closing of this offering. Mr. Tomechko will receive a one-time $20,000 bonus upon the closing of this offering, and Messrs. Pederson and Witzig will each receive a one-time $10,000 bonus upon the closing of this offering. The employment agreements further provide that each executive is eligible to receive an annual performance bonus of up to 60% for Mr. Tomechko, and 40% for Messrs. Pederson and Witzig, of their respective base salaries, if we achieve certain operating objectives. Ms. Kielty, Mr. Wise and Mr. Hailey received termination agreements in February 1999, April 1999 and July 1999, respectively, that provide that if there is a change in control of NetRadio and they are terminated, their status with NetRadio adversely changes or their salary is substantially reduced, then they will receive a cash severance payment equal to six months' salary.

    In August 1998, Mr. Tomechko received an option to purchase 75,000 shares of common stock that vests in equal increments over three years beginning in September 1999. In January 1999, Mr. Tomechko received an option to purchase 125,000 shares of common stock that vests in equal increments over three years beginning in January 2000. If Mr. Tomechko is terminated without cause before these options are fully vested, these options will become exercisable in full upon such termination. In connection with his initial employment with us and his relocation to Minnesota, we advanced Mr. Tomechko $62,500 pursuant to a promissory note. The note bears interest at an annual rate of 7.75% beginning December 1999 and matures in December 2001. Mr. Tomechko is required to pay interest on the note and repay principal in an amount equal to the appraised increase in the value of his residence at December 2001.

    In February 1999, Mr. Wise received an option to purchase 50,000 shares of common stock that vests in equal increments over three years beginning in February 2000. Also, in February 1999, Mr. Wise executed a stock option agreement with NetRadio, that provides that if he is terminated without cause, his stock options will immediately become fully vested. In June 1998, Mr. Pederson received an option to purchase 100,000 shares of common stock that vests in equal increments over three years beginning in June 1998. In June 1998, Mr. Pederson also received an option to purchase 75,000 shares of common stock that vests if we achieve certain milestones, including the completion of an initial public offering but in any event in five years. In June 1998, Mr. Witzig received an option to purchase 75,000 shares of common stock that vests in equal annual increments over three years beginning in June 1998. In June 1998, Mr. Witzig also received an option to purchase 75,000 shares of common stock that vests if we achieve certain milestones, including the completion of an initial public offering, but in any event in five years. If the employment of Messrs. Pederson or Witzig is not renewed at the end of the term of his employment agreement, except for cause, the terminated executive's option to purchase 75,000 shares of common stock will be immediately exercisable in full. In February 1999, Ms. Kielty received an option to purchase 50,000 shares of common stock that vests in equal increments over three years beginning in February 2000. In July 1999, Mr. Hailey received an option to purchase 50,000 shares of common stock that vests in equal annual increments over three years beginning in July 2000.

BENEFIT PLANS

    THE NETRADIO CORPORATION 1998 STOCK OPTION AND INCENTIVE PLAN. In June 1998, our board of directors adopted, and our shareholders approved, the NetRadio Corporation 1998 Stock Option and Incentive Plan, pursuant to which officers, employees, consultants, independent contractors and non-employee directors are eligible to receive options to purchase shares of our common stock, stock appreciation rights and awards of deferred or restricted stock. A total of 2,000,000 shares of common stock may be issued under our stock option plan. The stock option plan is administered by our board of directors, or a committee of at least two directors, and the committee must have at least two members who are "disinterested directors" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. Our board of directors, or the committee, has the authority to interpret the stock option plan, to determine the eligible recipients, terms and conditions of awards granted, to prescribe, amend and rescind the rules and regulations of the stock option plan, to waive any restriction on any award, and to make all other determinations necessary or advisable for the administration of the stock option plan. If our board of directors or the committee makes an award to an eligible participant, the recipient must enter into an agreement with NetRadio in a form that our board of directors or the committee determines is consistent with the stock option plan.

    Options granted generally must be exercised within three months of the optionholder's termination of employment. All outstanding options become immediately exercisable in full upon certain changes in control of NetRadio. In the event of a change in control, our board of directors or the committee may, in its discretion without consent of the recipient, determine to award cash equal to the fair market value of some or all of a recipient's options.

    As of October 12, 1999, there were options to purchase an aggregate of 1,132,350 shares of common stock outstanding with exercise prices ranging from $1.64 per share to the initial public offering price per share.

    401(K) PLAN. At the present time, Navarre sponsors a savings and investment plan, or 401(k) Plan, for our employees, which is intended to be qualified under
Section 401 of the Internal Revenue Code. Participating employees may make pre-tax contributions, subject to limitations defined in the 401(k) Plan of a percentage of their total compensation. Navarre may make discretionary matching contributions on behalf of our employees. We intend to create our own plan that will provide benefits similar to the 401(k) Plan currently administered by Navarre.

LIMITATIONS OF DIRECTORS' LIABILITY AND INDEMNIFICATION

    We plan to enter into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. Under these agreements, among other things, we will indemnify our directors and executive officers for expenses including attorneys' fees, judgments, fines and settlement amounts incurred by any of them in any action or proceeding, including any action by or in the right of NetRadio arising out of the person's services as a director or executive officer of NetRadio, a subsidiary of NetRadio or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements will be necessary to attract and retain qualified persons as directors and executive officers.

    At the present time, there is no pending litigation or proceeding involving directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

    On May 1, 1996, Navarre purchased 50% of the issued and outstanding common stock of Net Radio Nevada, our predecessor, for $1,500,000. In addition, Navarre entered into an option agreement with our then existing shareholders under which Navarre issued 190,000 shares of its common stock to such shareholders in exchange for the right to acquire up to an additional 20% of the outstanding common stock of our predecessor owned by these shareholders, pursuant to a formula based upon our future earnings.

    On March 7, 1997, Navarre and our predecessor entered into an Agreement and Plan of Reorganization under which Navarre agreed to acquire all of our predecessor's remaining issued and outstanding common stock, and our predecessor was merged into a subsidiary of Navarre. In connection with the transaction, Navarre issued 125,000 shares of its common stock to our predecessor's shareholders and certain affiliates, and agreed to issue an additional 2,075,000 shares of its common stock, contingent upon us achieving specified levels of sales and profits in the two years following the merger. We have not achieved the levels of sales or profits targeted in the agreement with Navarre, and no additional shares of Navarre common stock have been issued to our predecessor's shareholders as of the date of this prospectus. As a result of the two transactions, Navarre acquired ownership of all of our issued and outstanding shares of common stock and currently owns 5,000,000 shares.

    Concurrent with Navarre's March 1997 acquisition of all of our issued and outstanding common stock, ValueVision agreed to invest $3,000,000 in NetRadio, consisting of $1,000,000 in cash and an agreement to provide $2,000,000 worth of television advertising time, in exchange for 882,500 shares of our common stock. ValueVision also was granted a right of first refusal to distribute any products other than music and software sold by us. ValueVision is an integrated electronic and print media direct marketing company that operates a television home shopping network. At the time of the ValueVision investment, we determined to assign a carrying value of $1,000,000 to the $2,000,000 of television advertising time.

    Under the terms of the stock purchase agreement by and among NetRadio, ValueVision and Navarre, and based upon our total number of directors, ValueVision has the right to elect the number of directors equal to its proportionate share of ownership of NetRadio, rounded up to the next whole number. Following ValueVision's purchase of 550,000 shares of common stock for $500,000 occurring at the closing of this offering, ValueVision will have the right to elect two directors of NetRadio.

    In connection with ValueVision's investment in NetRadio, ValueVision and Navarre entered into a conversion agreement. The conversion agreement grants ValueVision the right to demand that Navarre buy back ValueVision's NetRadio common stock for $3,000,000, less unused advertising time, or convert ValueVision's NetRadio common stock into shares of Navarre common stock equal to $3,000,000, less unused advertising time. These rights are exercisable if, among other things, NetRadio does not register its common stock under the Securities Act within five years from March 20, 1997. ValueVision's conversion rights will terminate upon the closing of this offering.

    ValueVision also has preemptive rights which entitle it to purchase additional shares of our securities to maintain its current percentage ownership if we issue additional equity securities. ValueVision has waived its future preemptive rights, effective upon the closing of this offering.

    ValueVision also has registration rights with respect to its shares of our common stock, including the right to have 550,000 shares registered for resale one year from the closing of this offering, and the right to have its remaining shares registered two years from the closing of this offering. ValueVision also has the right to have its shares included in other registration statements filed by NetRadio. ValueVision has waived any registration rights it may have in connection with this offering.

    In addition, under the terms of the March 1997 stock purchase agreement, if NetRadio has revenues, other than from product sales, of at least $3,000,000 in any rolling consecutive four quarter period, NetRadio has a one-time option for a 12-month period to require ValueVision to purchase 4.95% of the outstanding shares of common stock of NetRadio for $500,000. ValueVision similarly has the right during this period to purchase 4.95% of the outstanding common stock of NetRadio for

$500,000. In connection with this offering, NetRadio and ValueVision have terminated this right in exchange for ValueVision's agreement to purchase 550,000 shares of common stock immediately prior to the closing of this offering for $500,000.

    If as a result of the underwriters' exercise of the over-allotment option, this offering exceeds 3,499,999 shares, then ValueVision will receive an additional 10,000 shares of common stock. In addition, for every 100,000 shares of common stock that we sell in this offering in excess of 3,499,999, including the over-allotment option, ValueVision will receive an additional 7,000 shares of common stock. As a result, if the over-allotment option is exercised in full, ValueVision will receive an aggregate of 567,000 shares of common stock pursuant to its agreement with us.

    The following are summaries of agreements that we have entered into with Navarre. These summaries do not describe or contain every provision of the agreements. These agreements are exhibits to the registration statement of which this prospectus is a part, and you should review those exhibits if you would like further information with respect to these agreements.

    FULFILLMENT AGREEMENT. In December 1998, we entered into a five year fulfillment agreement with Navarre, under which we are required to fulfill our customer purchase orders for identified products from Navarre before any other fulfillment source may be utilized. The fulfillment agreement governs order procedures, product returns, shipping procedures, payments and price lists. The fulfillment agreement may be terminated by either party if, among other things, we discontinue online sales of pre-recorded music or Navarre discontinues fulfilment services to online customers. For the fiscal year ended December 31, 1998, and for the six months ended June 30, 1999, we purchased approximately 5% of our music products from Navarre under the fulfillment agreement.

    SEPARATION AGREEMENT. In March 1999, NetRadio entered into a separation agreement with Navarre to be effective upon the closing of this offering. Under the separation agreement, Navarre and NetRadio will separate the accounting, finance, human resources and other administrative functions of NetRadio and Navarre in the 45-day period following the closing of this offering. NetRadio has agreed to pay Navarre $7,500 for services provided during the transition period. In addition, concurrent with the closing of this offering, Navarre will contribute to the capital of NetRadio $5,234,840 of principal indebtedness owed by NetRadio to Navarre. In exchange for this contribution, we have granted Navarre registration rights with respect to 600,000 shares of our common stock owned by Navarre. These registration rights are exercisable beginning six months after the closing of this offering. Navarre and NetRadio have also agreed that for a period of four years from the date of the closing of this offering, Navarre will not directly or indirectly engage in the Internet broadcasting of music and information or online retail sales of entertainment-related products in substantially the same manner and format as currently conducted by NetRadio. NetRadio has indemnification obligations to Navarre and its affiliates under the separation agreement, including indemnification for liability arising out of statements made in connection with this offering. Except for the contractual obligations set forth in the separation agreement or other intercompany agreements, Navarre and NetRadio have agreed to discharge all claims they may have against each other existing before the closing of this offering. In connection with the execution of the separation agreement, NetRadio and Navarre are entering into a Multiple Advance Term Note. Under the Note, NetRadio will agree to repay to Navarre all amounts advanced to NetRadio beginning January 1, 1999 plus accrued interest on $5,234,840 of principal indebtedness incurred through December 31, 1998. The Note bears interest at midwest prime plus one half percentage point. The total amount of the Note is due on June 1, 2001.

SALES OF RESTRICTED STOCK TO CERTAIN INSIDERS

    In September 1998, we sold an aggregate of 40,000 shares of common stock at a price of $1.64 per share to Donavan W. Pederson, Jan K. Andersen, David R. Witzig, and Karen W. Paulson, Eric H. Paulson's spouse. Mr. Anderson served as the Senior Vice President for Global Sales and Marketing of NetRadio from November 1997 until July 1999.

GRANT OF CERTAIN OPTIONS TO NAVARRE AFFILIATES

    In June 1998, we granted options to purchase common stock to the following executives and affiliates of Navarre:

    Eric H. Paulson, Chairman of the Board and Chief Executive Officer of Navarre and Chairman of the Board of NetRadio, aggregate options to purchase 90,000 shares of common stock at $1.64 per share, vesting annually in increments of 18,000 shares, commencing June 1, 1998;

    Charles E. Cheney, Chief Financial Officer and a director of Navarre and a director of NetRadio, aggregate options to purchase 60,000 shares of common stock at $1.64 per share, vesting annually in increments of 12,000 shares, commencing June 1, 1998; and

    James G. Sippl, a director of Navarre and former consultant to NetRadio, aggregate options to purchase 20,000 shares of common stock at $1.64 per share, vesting annually in increments of 4,000 shares, commencing June 1, 1998.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information concerning the beneficial ownership of our common stock as of October 12, 1999, as adjusted to reflect ValueVision's purchase of 550,000 shares of common stock effective as of the closing of this offering, and as adjusted to reflect the sale of shares of common stock we are offering, for (1) each person who owns beneficially 5% or more of our common stock (2) each of our directors, and (3) all executive officers and directors as a group.

                                                                                                    PERCENTAGE
                                                                                                BENEFICIALLY OWNED
                                                                     NUMBER OF SHARES OF     ------------------------
                                                                  COMMON STOCK BENEFICIALLY    BEFORE        AFTER
NAME                                                                        OWNED             OFFERING    OFFERING(1)
----------------------------------------------------------------  -------------------------  -----------  -----------
Eric H. Paulson (2)(4)..........................................            5,046,000              75.7%        51.2%
Charles E. Cheney (2)(5)........................................            5,024,000              75.5         51.0
Navarre Corporation (2).........................................            5,000,000              75.4         50.9
ValueVision International, Inc. (3).............................            1,432,500              21.6         14.6
Gene McCaffery (3)(6)...........................................            1,432,500              21.6         14.6
Donavan W. Pederson (7).........................................              101,666               1.5            *
Edward A. Tomechko (8)..........................................               25,000                 *            *
James Caparro...................................................                   --               0.0          0.0
Marc H. Kalman..................................................                   --               0.0          0.0
All executive officers and directors as a group
  (11 persons)(9)...............................................            6,714,166              97.6%        66.6%

------------------------

 *  Denotes less than 1%.

(1) Assumes the underwriters' over-allotment option is not exercised.

(2) The address of this shareholder is: Navarre Corporation, 7400 49(th) Avenue North, New Hope, Minnesota 55428.

(3) The address of this shareholder is: ValueVision International, Inc., 6740 Shady Oak Road, Eden Prairie, Minnesota 55344.

(4) Includes 5,000,000 shares of common stock held by Navarre. Mr. Paulson is an executive officer, director and shareholder of Navarre. He disclaims beneficial ownership of the shares held by Navarre except to the extent of his proportionate interest therein. Also includes 10,000 shares of common stock owned by Karen W. Paulson, Mr. Paulson's spouse. Also includes options to purchase 36,000 shares of common stock exercisable within 60 days of October 12, 1999.

(5) Includes 5,000,000 shares of common stock held by Navarre. Mr. Cheney is an executive officer, director and shareholder of Navarre. He disclaims beneficial ownership of the shares held by Navarre except to the extent of his proportionate interest therein. Also includes options to purchase 24,000 shares of common stock exercisable within 60 days of October 12, 1999.

(6) Includes 882,500 shares of common stock held by ValueVision and 550,000 shares of common stock to be purchased by ValueVision at the closing of the offering. Mr. McCaffery is an executive officer, director and a securityholder of ValueVision. He disclaims beneficial ownership of the shares held by ValueVision except to the extent of his proportionate interest therein.

(7) Includes options to purchase 91,666 shares of common stock exercisable within 60 days of October 12, 1999.

(8) Includes options to purchase 25,000 shares of common stock exercisable within 60 days of October 12, 1999.

(9) Includes options to purchase 251,666 shares of common stock exercisable within 60 days of October 12, 1999.

                          DESCRIPTION OF CAPITAL STOCK

    As of October 12, 1999, our authorized capital stock consisted of 50,000,000 shares of common stock, no par value, of which 6,077,900 shares were issued and outstanding and held by seven shareholders. In addition, ValueVision has agreed to purchase 550,000 shares of common stock concurrent with the closing of this offering. All share amounts in this prospectus reflect a 500-for-1 stock split effected June 1, 1998. Our authorized capital stock, as of October 12, 1999, also included 10,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of October 12, 1999.

COMMON STOCK

    All holders of shares of our common stock are entitled to one vote per share on all matters to be voted upon by shareholders. Cumulative voting in the election of directors is not permitted. Each share of common stock is equal to all other shares of common stock in all respects. All of our issued and outstanding shares of common stock are, and the shares to be sold in the offering will be when issued, fully paid and nonassessable. The shares of common stock in this offering have no preeemptive or conversion rights, no redemption or sinking fund provisions, and are not liable for further call or assessment. Subject to the rights of holders of any preferred stock that may be outstanding, each share of common stock is entitled to share in any distribution of capital assets remaining after payment of liabilities. Subject to the rights of holders of any preferred stock that may be outstanding, holders of common stock are entitled to receive dividends when and as declared by our board of directors out of legally available funds. Any dividends may be paid in cash, property or additional shares of common stock.

PREFERRED STOCK

    Under our articles of incorporation, our board of directors may issue up to 10,000,000 shares of preferred stock in one or more series with designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, under governing Minnesota law and our articles of incorporation and without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that may adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized to discourage, delay or prevent an acquisition or change in control. We do not currently intend to issue any shares of preferred stock.

OPTIONS

    As of October 12, 1999, we had outstanding options to purchase 1,132,350 shares of common stock, at exercise prices that range from $1.64 to the initial public offering price per share and we have 712,250 shares of common stock reserved for future option grants. Previous grants under our stock option plan have been exempt from registration, and shares issued thereunder are subject to resale restrictions. We intend to file a registration statement on Form S-8 registering shares to be issued in connection with current and future option grants.

REGISTRATION RIGHTS

    Navarre and ValueVision have rights with respect to the registration of their common stock. Please see "Related Party Transactions."

ANTI-TAKEOVER PROVISIONS OF MINNESOTA BUSINESS CORPORATION ACT

    Section 302A.671 of the Minnesota Business Corporation Act provides that, unless the acquisition of new percentages of voting control (in excess of 20%, 33 1/3% or 50%) by an existing shareholder or other person is approved by a majority of our disinterested shareholders, the shares acquired above new percentage levels will have no voting rights. We are required to hold a special shareholders' meeting to vote on any such acquisition within 55 days after the delivery to us by the acquiror of an information statement describing, among other things, the acquiror and any plans of the acquiror to liquidate or dissolve us, and copies of definitive financing agreements for any financing of the acquisition not to be provided by funds of the acquiror. If any acquiror does not submit an information statement to us within 10 days after acquiring shares representing a new threshold percentage of voting control, or if our disinterested shareholders vote not to approve the acquisition, we may redeem the shares so acquired by the acquiror at their fair market value. Section 302A.671 generally does not apply to a cash offer to purchase all shares of voting stock of the issuing corporation if the offer has been approved by a majority vote of our disinterested board members.

    Section 302A.673 of the Minnesota Business Corporation Act restricts transactions between us and a shareholder who becomes the beneficial holder of 10% or more of our outstanding voting stock (an "interested shareholder") unless a majority of our disinterested directors have approved, prior to the date on which the interested shareholder acquired a 10% interest, either the business combination transaction suggested by the shareholder or the acquisition of shares that made the shareholder a statutory interested shareholder. If prior approval is not obtained, the statute imposes a four-year prohibition on mergers, sales of substantial assets, loans, substantial issuances of stock and various other transactions involving us and the interested shareholder or its affiliates.

    These statutory provisions could have the effect of delaying or preventing a change in control of NetRadio.

TRANSFER AGENT AND REGISTRAR

    Norwest Bank has been appointed as the transfer agent and registrar for our common stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our shares of common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, for a period of 180 days after this offering, all shares of common stock other than shares sold in this offering will be subject to contractual restrictions regarding resale. Sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering and assuming no exercise of the over-allotment option, we will have 9,827,900 shares of common stock outstanding. Of this amount, the 3,200,000 shares of common stock offered will be freely tradeable in the public market without restriction under the Securities Act unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act.

    The remaining 6,627,900 shares of common stock held by existing shareholders will be "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of our common stock.

    The executive officers, directors and shareholders, who in the aggregate hold 6,562,500 shares of our common stock, and the holders of all options to purchase shares of common stock under our stock option plan, have entered into lock-up agreements under which they may not dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, without the prior written consent of Gerard Klauer Mattison & Co., Inc. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rule 701, shares subject to lock-up agreements will not be saleable until the agreements expire. However, Gerard Klauer Mattison may, in its sole discretion, and at any time without notice, release all or any portion of the securities subject to these lock-up agreements. Immediately following expiration of the lock-up agreements, and subject to limitations on the volume of sales, 6,012,500 shares of common stock will be eligible for immediate sale pursuant to Rules 144 and 701 under the Securities Act. Additionally, following expiration of the lock-up agreements, up to 413,217 of the 1,132,350 shares underlying options outstanding as of October 12, 1999, will be exercisable and eligible for immediate sale pursuant to Rules 144 and 701, subject to certain limitations on the volume of sales.

    We intend to file a registration statement approximately 180 days after the closing of this offering on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our stock option plan. The registration statement will automatically become effective upon filing. Accordingly, shares of our common stock registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, unless the shares are subject to our vesting restrictions or the lock-up agreements described above.

    In general, under Rule 144 as currently in effect, a person, or persons whose shares are combined under the Rule, who has beneficially owned restricted securities for at least the holding period of any prior owner (except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (1) one percent of the number of shares of common stock then outstanding (approximately 98,279 shares immediately after this offering) or (2) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to manner-of-sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year (including the holding period of any prior owner except an affiliate), is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

    Subject to the terms and conditions of the underwriting agreement dated the date of this prospectus, the underwriters named below for whom Gerard Klauer Mattison & Co., Inc. and Advest, Inc. are acting as representatives, have severally agreed to purchase from us, and we have agreed to sell to the underwriters, the following respective number of shares of common stock:

                                                                    NUMBER
UNDERWRITERS                                                       OF SHARES
-----------------------------------------------------------------  ---------
Gerard Klauer Mattison & Co., Inc................................  1,820,000
Advest, Inc......................................................    980,000
Donaldson, Lufkin & Jenrette Securities Corporation..............     50,000
SG Cowen.........................................................     50,000
C.E. Unterberg, Towbin...........................................     25,000
Dain Rauscher Wessels............................................     25,000
Fahnestock & Co. Inc.............................................     25,000
First Union Securities, Inc......................................     25,000
Janney Montgomery Scott Inc......................................     25,000
Jefferies & Company, Inc.........................................     25,000
John G. Kinnard & Company, Incorporated..........................     25,000
Legg Mason Wood Walker, Incorporated.............................     25,000
Morgan Keegan & Company, Incorporated............................     25,000
Parker/Hunter Incorporated.......................................     25,000
Preferred Capital Markets, Inc...................................     25,000
Volpe Brown Whelan & Company, LLC................................     25,000
                                                                   ---------
  Total..........................................................  3,200,000
                                                                   ---------
                                                                   ---------

    The underwriting agreement provides that the obligations of the underwriters thereunder are subject to approval of certain legal matters by their counsel and to various other conditions. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all shares of common stock if any are purchased.

    The underwriters propose to offer our shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus, and to a number of securities dealers (who may include the underwriters) at a price, less a concession not in excess of $0.46 per share of common stock. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $0.10 per share of common stock to various brokers and dealers. After this offering, the price to the public, concession, allowance and reallowance may be changed by the representatives. The representatives have informed us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    We have granted the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 480,000 additional shares of common stock at the initial public offering price solely to cover over-allotments, if any. To the extent that the underwriters exercise this option, each of the underwriters will be committed, subject to certain conditions, to purchase such additional shares of common stock in approximately the same proportions as set forth in the above table.

    The offering of the common stock is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order to purchase common stock.

    We have agreed to issue to Gerard Klauer Mattison warrants to purchase 125,000 shares of common stock, at an exercise price per share equal to 120% of the initial public offering price per share of common stock. We have also agreed to issue warrants to purchase 75,000 shares of common stock to First Union Securities, Inc. The warrants to be issued to First Union Securities are for advisory services previously provided to us. The warrants are exercisable for a period of four years, commencing one year from the effective date of the registration statement of which this prospectus is a part and expire five years from the effective date. The warrants will not be sold, offered for sale, transferred, assigned or hypothecated for a period of one year from the effective date other than to officers, employees or partners of the underwriters and members of the selling group and their officers and partners. The holders of the warrants will have no voting, dividend or other shareholders' rights until the warrants are exercised. We have granted demand and piggy-back registration rights in connection with the warrants, which are applicable during the period that the warrants are exercisable and expire five years from the effective date.

    Subject to certain exceptions, we have agreed not to issue, and all our officers, directors and securityholders have agreed not to offer, sell or otherwise dispose of any shares of our common stock or our other equity securities for a period of 180 days after the date of this prospectus (other than shares sold pursuant to this prospectus) without the prior written consent of Gerard Klauer Mattison.

    The underwriters have reserved for sale, at the initial public offering price, 300,000 shares of common stock for some of our directors, officers, employees, friends and family who have expressed an interest in purchasing shares of common stock in this offering. These persons are expected to purchase, in the aggregate, not more than 9.5% of the common stock offered in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters on the same basis as other shares offered in this offering.

    We have agreed to indemnify the underwriters against material misstatements and other claims arising under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price was negotiated between us and the representatives. Among the factors considered in these negotiations were:

    - prevailing market conditions,

    - an assessment of our management,

    - our results of operations in recent periods,

    - the present stage of our development,

    - the market capitalizations and stages of development of other companies which we and the representatives believe to be comparable to us, and

    - estimates of our business potential.

    There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to this offering at or above the initial public offering price. The initial public offering price should not be considered an indication of the actual value of our common stock. Such price is subject to change as a result of market conditions and other factors. We cannot assure you that our common stock can be resold at or above the initial public offering price.

    In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our common stock for their own account by selling more shares of common stock than have been sold to them by us. The underwriters may elect to cover any of these short positions by purchasing shares of common stock in the open market or by exercising the over-allotment option. In addition, the underwriters may stabilize or maintain the price of our common stock by bidding for or purchasing shares of common stock in the open market. They may also engage in passive market making transactions, including imposing penalty bids, under which selling concessions allowed to syndicate members of other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales. No representation is made as to the magnitude or effect of any possible stabilization or other transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of our common stock offered hereby will be passed upon for us by Lindquist & Vennum P.L.L.P., Minneapolis, Minnesota and for the underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, has audited our financial statements as of December 31, 1997 and 1998, and for the year ended December 31, 1996, the periods from January 1, 1997 through March 20, 1997 and March 21, 1997 through December 31, 1997 and the year ended December 31, 1998 as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

    Our fiscal year ends on December 31. We intend to furnish our shareholders annual reports containing audited financial statements and other appropriate reports. In addition, we intend to become a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the SEC's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on the SEC Web site at http://www.sec.gov.

                      NETRADIO CORPORATION AND PREDECESSOR
                              FINANCIAL STATEMENTS

     Year ended December 31, 1996, the Periods from January 1, 1997 through
        March 20, 1997 and March 21, 1997 through December 31, 1997 and the Year ended December 31, 1998 and the six Months
                          ended June 30, 1998 and 1999
                                  (unaudited)

                                            CONTENTS

Report of Independent Auditors........................................................        F-2
Balance Sheets........................................................................        F-3
Statements of Operations..............................................................        F-4
Statement of Shareholders' Equity.....................................................        F-5
Statements of Cash Flows..............................................................        F-6
Notes to Financial Statements.........................................................        F-7

                         REPORT OF INDEPENDENT AUDITORS
                      BOARD OF DIRECTORS AND SHAREHOLDERS
                              NETRADIO CORPORATION

    We have audited the accompanying balance sheets of NetRadio Corporation as of December 31, 1997 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for the year ended December 31, 1998 and for the period from March 21, 1997 through December 31, 1997 and the statements of operations, shareholders' equity (deficit) and cash flows of the Predecessor for the period from January 1, 1997 through March 20, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NetRadio Corporation at December 31, 1997 and 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from March 21, 1997 through December 31, 1997 and of the Predecessor for the period from January 1, 1997 through March 20, 1997 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Minneapolis, Minnesota
March 1, 1999

                              NETRADIO CORPORATION
                                 BALANCE SHEETS

                                                                                            PRO FORMA
                                                                                          SHAREHOLDERS'
                                                        DECEMBER 31,                         EQUITY
                                                   ----------------------    JUNE 30,     (DEFICIT) AT
                                                      1997        1998         1999       JUNE 30, 1999
                                                   ----------  ----------  ------------  ---------------
                                                                                          (NOTES 3 AND
                                                                                               10)
                                                                           (UNAUDITED)     (UNAUDITED)
ASSETS
Current assets:
  Cash...........................................  $    4,253  $   50,756  $     16,024
  Accounts receivable, less allowance for
    doubtful accounts of $5,000 at December 31,
    1997 and 1998 and June 30, 1999..............       9,084      26,213       105,128
  Prepaid advertising............................      50,000     952,793       802,793
  Prepaid expenses...............................          --          --       166,700
  Other current assets...........................          --          --       763,333
                                                   ----------  ----------  ------------
Total current assets.............................      63,337   1,029,762     1,853,978

Property and equipment, net......................     395,900     881,478     1,538,415
Prepaid advertising..............................     950,000          --            --
Note receivable--officer.........................          --      62,549        64,992
Deferred offering costs..........................          --     239,643       764,295
Other assets.....................................      38,902          --         3,175
Goodwill, net....................................     947,250     526,250       316,000
                                                   ----------  ----------  ------------
Total assets.....................................  $2,395,389  $2,739,682  $  4,540,855
                                                   ----------  ----------  ------------
                                                   ----------  ----------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable...............................  $  737,300  $1,022,639  $  1,093,963
  Accrued expenses...............................      60,901      86,649     1,340,249
  Deferred advertising revenue...................          --          --       250,000
  Current maturities of capital lease
    obligations..................................     137,550      96,506       118,527
  Current maturities of notes payable............      57,855          --            --
                                                   ----------  ----------  ------------
Total current liabilities........................     993,606   1,205,794     2,802,739

Advances from Navarre............................   1,212,311   5,234,840     9,748,377       4,513,537
Capital lease obligations, less current
  portion........................................     176,455     128,564       131,767         131,767

Commitments and contingencies....................

Shareholders' equity (deficit):
  Common Stock, no par value:
    Authorized shares--20,000,000
    Issued and outstanding shares--11,765 at
      December 31, 1997 and 5,922,500 at December
      31, 1998 and 5,927,900 at June 30, 1999,
      respectively...............................   2,000,000   2,134,150     3,029,975       8,764,815
                                                   ----------  ----------  ------------  ---------------
  Accumulated deficit............................  (1,986,983) (5,963,666)  (11,172,003)    (11,172,003)
                                                   ----------  ----------  ------------  ---------------
Total shareholders' equity (deficit).............      13,017  (3,829,516)   (8,142,028)  $  (2,407,188)
                                                   ----------  ----------  ------------  ---------------
                                                   ----------  ----------  ------------  ---------------
Total liabilities and shareholders' equity
  (deficit)......................................  $2,395,389  $2,739,682  $  4,540,855
                                                   ----------  ----------  ------------
                                                   ----------  ----------  ------------

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR
                            STATEMENTS OF OPERATIONS

                                     PREDECESSOR                                 THE COMPANY
                             ---------------------------  ----------------------------------------------------------
                                            PERIOD FROM    PERIOD FROM                           SIX MONTHS
                                             JANUARY 1,     MARCH 21,                              ENDED
                              YEAR ENDED    1997 THROUGH  1997 THROUGH    YEAR ENDED              JUNE 30,
                             DECEMBER 31,    MARCH 20,    DECEMBER 31,   DECEMBER 31,   ----------------------------
                                 1996           1997          1997           1998           1998           1999
                             -------------  ------------  -------------  -------------  -------------  -------------
                                                                                                (UNAUDITED)
Net revenues:
  Product sales............  $          --   $       --   $          --  $      49,639  $          --  $     258,607
  Internet advertising.....             --           --              --        205,423        112,796        147,058
  Miscellaneous............        320,661      167,950         162,971             --             --             --
                             -------------  ------------  -------------  -------------  -------------  -------------
  Total net revenues.......        320,661      167,950         162,971        255,062        112,796        405,665

Cost of revenues...........             --           --          16,989         64,825         10,058        242,415
                             -------------  ------------  -------------  -------------  -------------  -------------
Gross profit...............        320,661      167,950         145,982        190,237        102,738        163,250

Operating expenses:
  Operations and technical
    support................             --           --         672,061        685,767        605,738      1,995,516
  Sales and marketing......        426,884       53,036         160,748        670,885        157,673        785,438
  General and
    administrative.........      2,154,455      851,688       1,267,879      2,786,385        595,491      2,276,477
                             -------------  ------------  -------------  -------------  -------------  -------------
  Total operating
    expenses...............      2,581,339      904,724       2,100,688      4,143,037      1,358,902      5,057,431
                             -------------  ------------  -------------  -------------  -------------  -------------
Loss from operations.......     (2,260,678)    (736,774)     (1,954,706)    (3,952,800)    (1,256,164)    (4,894,181)

Other (income) expense:
  Interest.................         (6,650)      17,694          32,277         23,883         13,169        314,156
                             -------------  ------------  -------------  -------------  -------------  -------------
Net loss before taxes......     (2,254,028)    (754,468)     (1,986,983)    (3,976,683)    (1,269,333)    (5,208,337)

Income tax expense.........             --           --              --             --             --             --
                             -------------  ------------  -------------  -------------  -------------  -------------
Net loss...................  $  (2,254,028)  $ (754,468)  $  (1,986,983) $  (3,976,683) $  (1,269,333) $  (5,208,337)
                             -------------  ------------  -------------  -------------  -------------  -------------
                             -------------  ------------  -------------  -------------  -------------  -------------
Loss per share--basic and
  diluted..................                                              $        (.67) $        (.22) $        (.88)
                                                                         -------------  -------------  -------------
                                                                         -------------  -------------  -------------
Weighted average shares
  outstanding..............                                                  5,899,167      5,882,500      5,923,902
                                                                         -------------  -------------  -------------
                                                                         -------------  -------------  -------------

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR
                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                COMMON STOCK        ADDITIONAL
                                          ------------------------    PAID-IN      RETAINED     SUBSCRIPTION
                                            SHARES       AMOUNT       CAPITAL      EARNINGS      RECEIVABLE      TOTAL
                                          -----------  -----------  -----------  -------------  ------------  -----------
PREDECESSOR
Balance, December 31, 1995..............    1,666,664  $    16,667  $    94,333  $     (73,706)  $       --   $    37,294
  Stock issued..........................      419,151        4,192      196,058             --           --       200,250
  Stock issued (Navarre)................    2,085,815       20,858    1,458,946             --           --     1,479,804
  Stock subscriptions issued............    1,082,430       10,824      647,941             --     (658,765)           --
  Net loss..............................           --           --           --     (2,254,028)          --    (2,254,028)
                                          -----------  -----------  -----------  -------------  ------------  -----------
Balance, December 31, 1996..............    5,254,060       52,541    2,397,278     (2,327,734)    (658,765)     (536,680)
  Net loss..............................           --           --           --       (754,468)          --      (754,468)
                                          -----------  -----------  -----------  -------------  ------------  -----------
Balance, March 20, 1997.................    5,254,060       52,541    2,397,278     (3,082,202)    (658,765)   (1,291,148)

THE COMPANY
  Record effect of acquisition by
    Navarre.............................   (5,244,060)     (52,541)  (2,397,278)     3,082,202      658,765     1,291,148
                                          -----------  -----------  -----------  -------------  ------------  -----------
Balance, March 21, 1997.................       10,000           --           --             --           --            --
  Stock issued for cash and advertising
    rights..............................        1,765    2,000,000           --             --           --     2,000,000
  Net loss..............................           --           --           --     (1,986,983)          --    (1,986,983)
                                          -----------  -----------  -----------  -------------  ------------  -----------
Balance, December 31, 1997..............       11,765    2,000,000           --     (1,986,983)          --        13,017
  Stock split...........................    5,870,735           --           --             --           --            --
  Stock issued..........................       40,000       65,600           --             --           --        65,600
  Stock option compensation.............           --       20,500           --             --           --        20,500
  Notes forgiven by shareholders........           --       48,050           --             --           --        48,050
  Net loss..............................           --           --           --     (3,976,683)          --    (3,976,683)
                                          -----------  -----------  -----------  -------------  ------------  -----------
Balance, December 31, 1998..............    5,922,500    2,134,150           --     (5,963,666)          --    (3,829,516)
Stock option compensation...............           --      879,625           --             --           --       879,625
Stock options exercised.................        5,400       16,200           --             --           --        16,200
Net loss................................           --           --           --     (5,208,337)          --    (5,208,337)
                                          -----------  -----------  -----------  -------------  ------------  -----------
Balance, June 30, 1999 (unaudited)......    5,927,900  $ 3,029,975  $        --  $ (11,172,003)  $       --   $(8,142,028)
                                          -----------  -----------  -----------  -------------  ------------  -----------
                                          -----------  -----------  -----------  -------------  ------------  -----------

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR
                            STATEMENTS OF CASH FLOWS

                                                  PREDECESSOR                                THE COMPANY
                                          ---------------------------   ------------------------------------------------------
                                                         PERIOD FROM    PERIOD FROM
                                                          JANUARY 1,     MARCH 21,                           SIX MONTHS
                                           YEAR ENDED    1997 THROUGH   1997 THROUGH    YEAR ENDED         ENDED JUNE 30,
                                          DECEMBER 31,    MARCH 20,     DECEMBER 31,   DECEMBER 31,   ------------------------
                                              1996           1997           1997           1998          1998         1999
                                          ------------   ------------   ------------   ------------   -----------  -----------
                                                                                                            (UNAUDITED)
OPERATING ACTIVITIES
Net loss................................  $(2,254,028)    $(754,468)    $(1,986,983)   $(3,976,683)   $(1,269,333) $(5,208,337)
Adjustments to reconcile net loss to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization.........      239,105        98,474         648,280        843,103        329,462      489,208
  Stock option compensation.............           --            --              --         20,500             --      879,625
  Changes in operating assets and
    liabilities:
    Accounts receivable.................       (3,500)      (22,480)         16,896        (17,129)       (39,918)     (78,915)
    Prepaid expenses....................        5,795            --              --         47,207            220      (16,700)
    Accounts payable....................      759,338       757,612        (780,100)       285,339        (93,245)      71,324
    Accrued expenses....................      153,429       (97,864)         (5,243)        25,748        (21,775)   1,253,600
    Deferred revenue....................           --            --              --             --             --      250,000
    Other assets........................     (189,491)           --              --             --         38,902     (766,508)
                                          ------------   ------------   ------------   ------------   -----------  -----------
Net cash used in operating activities...   (1,289,352)      (18,726)     (2,107,150)    (2,771,915)    (1,055,687)  (3,126,703)

INVESTING ACTIVITIES
Note receivable--officer................           --            --              --        (62,549)            --       (2,443)
Purchases of property and equipment.....     (329,831)        1,300         (12,703)      (843,700)       (32,871)    (845,278)
                                          ------------   ------------   ------------   ------------   -----------  -----------
Net cash provided by (used in) investing
  activities............................     (329,831)        1,300         (12,703)      (906,249)       (32,871)    (847,721)

FINANCING ACTIVITIES
Proceeds from notes payable.............           --        36,879              --             --             --           --
Payments on notes payable...............      (15,702)           --         (68,994)        (9,836)       (54,494)          --
Payments on capital lease obligations...      (19,723)      (42,848)        (41,977)      (113,983)       (49,780)     (65,393)
Deferred offering costs.................           --            --              --       (239,643)            --     (524,652)
Proceeds from stock issuances...........    1,680,054            --       1,000,000         65,600             --       16,200
Mandatory convertible equity............           --       (45,755)             --             --             --           --
Advances from Navarre...................           --            --       1,212,311      4,022,529      1,207,724    4,513,537
                                          ------------   ------------   ------------   ------------   -----------  -----------
Net cash provided by (used in) financing
  activities............................    1,644,629       (51,724)      2,101,340      3,724,667      1,103,450    3,939,692
                                          ------------   ------------   ------------   ------------   -----------  -----------
Net increase (decrease) in cash and cash
  equivalents...........................       25,446       (69,150)        (18,513)        46,503         14,892      (34,732)
Cash and cash equivalents at beginning
  of period.............................       66,470        91,916          22,766          4,253          4,253       50,756
                                          ------------   ------------   ------------   ------------   -----------  -----------
Cash and cash equivalents at end of
  period................................  $    91,916     $  22,766     $     4,253    $    50,756    $    19,145  $    16,024
                                          ------------   ------------   ------------   ------------   -----------  -----------
                                          ------------   ------------   ------------   ------------   -----------  -----------
Supplemental cash flow information
Significant noncash investing and
  financing activity:...................
    Stock issued for advertising
      rights............................  $        --     $      --     $ 1,000,000    $        --             --           --
    Fixed assets acquired under capital
      lease.............................      405,766            --              --         25,078             --       90,617
    Notes forgiven by shareholders......           --            --              --         48,050             --           --

                            See accompanying notes.

                      NETRADIO CORPORATION AND PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    NetRadio conducts commerce on the Internet by providing a wide range of music and information to attract visitors to its Web site. After attracting traffic through its entertaining audio content, the Company leverages that traffic into revenue from the sale of audio merchandise through its online store, CDPoint, and Internet advertisements.

    The Company's business is characterized by rapid technology change, new product development and evolving industry standards. Inherent in the Company's business are various risks and uncertainties, including its limited operating history, unproven business model and the limited history of commerce on the Internet. The Company's success may depend in part upon the emergence of the Internet as a communication medium, prospective product development efforts and the acceptance of the Company's solutions by the marketplace.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) that we consider necessary for a fair presentation of the financial position at these dates and the operations and cash flows for the periods then ended. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

BASIS OF PRESENTATION

    NetRadio Corporation, Minnesota ("NetRadio Corporation" or "NetRadio") is a subsidiary of Navarre Corporation ("Navarre"). NetRadio Corporation, Minnesota commenced operations on March 21, 1997 upon acquiring the former Net Radio Corporation, Nevada ("Predecessor"). NetRadio Corporation, Minnesota individually or collectively with the Predecessor is hereafter referred to as the "Company."

    On March 21, 1997, Navarre, which already held a 50% interest of the Predecessor, acquired the remaining outstanding shares of the Predecessor by merging it into NetRadio. In connection with the merger, all outstanding common stock of the Predecessor was cancelled, leaving Navarre as the owner of all of the 10,000 outstanding shares of NetRadio. In connection with the acquisition, Navarre issued 125,000 shares of its common stock to shareholders and affiliates of the Predecessor and agreed to issue an additional 2,075,000 shares contingent upon NetRadio achieving specified levels of sales and profits in the two years following the transaction. NetRadio has not achieved the levels of sales or profits targeted in the agreement with Navarre and no additional shares have been issued. The acquisition was accounted for as a purchase. Goodwill of $1,263,000 recognized at the time of the acquisition by Navarre has been "pushed down" to NetRadio for financial reporting purposes.

    Financial information for the Predecessor at dates and for periods prior to March 21, 1997 is included at the Predecessor's historical cost basis. Accordingly, the period from January 1, 1997 to

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) March 20, 1997 and for the year ended December 31, 1996 are not comparable to the periods after March 20, 1997.

    Certain operating expenses for the six months ended June 30, 1998 have been reclassified to better compare such expenses with how they are being accounted for in 1999.

CASH AND CASH EQUIVALENTS

    The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates market value.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, as follows:

       furniture and fixtures--3 to 5 years
       computer equipment and software--3 years office equipment--3 to 5 years

Equipment under capital leases is stated at the present value of minimum lease payments and is amortized using the straight-line method over the shorter of the lease term or the estimated useful lives of the assets.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) INCOME TAXES

    The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in results of operations in the period that the tax change occurs. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    Net Radio Corporation, Nevada, was an electing S corporation through May 1, 1996. As such, the taxable income or loss of the Company was includable in the individual returns of its shareholders.

    During the period March 21, 1997 through March 31, 1998, NetRadio Corporation, Minnesota was included in the consolidated federal and state income tax returns of its parent company, Navarre. The tax benefits of net operating losses of NetRadio Corporation, Minnesota during that period have been retained by Navarre and no benefit has been shown to NetRadio since it would not have been able to recognize any benefit on a stand-alone basis.

REVENUE RECOGNITION

    The Company's revenues are derived from the sale of audio merchandise at its online store and Web site banner and audio advertisements. Product sales, including shipping and handling, are recognized in the period that the merchandise is shipped to the customer. Advertising revenues are recognized in the period in which the advertisement is displayed, provided that no significant Company obligations remain and collection of the resulting receivable is probable. Company obligations arising from prepayment of advertising fees were recorded as deferred revenue. There were no prepaid advertising fees received at December 31, 1997 and 1998.

    Promotional revenues consisted of payments from third parties for the distribution of coupons and other promotional material. Promotional revenues were recognized at the time the associated services were completed. Collection of these revenues occurred through a chargeback, or credit, against the advances from Navarre. Promotional revenue was included in miscellaneous revenue in the statement of operations.

INTERNAL SOFTWARE DEVELOPMENT COSTS

    Internal software development costs incurred through outside contractors consisting of costs to develop, test and upgrade the Company's Web site and systems are capitalized and amortized over the estimated useful life of the software, typically three years, in accordance with AICPA Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Uses."

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) ADVERTISING EXPENSES

    Advertising expenses are capitalized during the production phase of specific commercials or campaigns and charged to operations at the time the campaign is initially presented to the audience. In addition, television advertising time contributed by ValueVision International, Inc. (see Note 8) is charged to operations as the advertising time is used. Advertising expenses, including prepaid advertising costs charged to operations, were $104,943, $10,966, $90,785 and $71,615 and $212,581 in the year ended December 31, 1996, in the period January 1, 1997 through March 20, 1997, in the period March 21, 1997 through December 31, 1997, in the year ended December 31, 1998, in the six months ended June 30, 1998 and the six months ended June 30, 1999 respectively, and are included in sales and marketing costs in the accompanying statements of operations.

DEFERRED OFFERING COSTS

    Legal, accounting and registration costs directly related to the anticipated initial public offering of the Company's common stock have been deferred and will be offset against the gross proceeds of the offering.

GOODWILL

    Goodwill is being amortized on the straight-line method over the estimated useful life of three years. Accumulated amortization at June 30, 1999, December 31, 1998 and December 31, 1997 was $947,250, $737,000 and $316,000,
respectively. The Company periodically reviews goodwill for impairment in value.

NET LOSS PER COMMON SHARE

    Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities, while diluted earnings per share gives effect to dilutive potential common shares. Net loss per share for fiscal 1998 has been presented on the face of the statements of operations. Prior year amounts have not been presented on the statement of operations due to the recapitalization of the Company in 1997. All earnings per share amounts for all periods have been presented in this footnote to conform to the Statement No. 128 requirements.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table sets forth the computation of basic and diluted earnings per share:

    In June 1998, the board of directors declared a five hundred-for-one stock split. All per share, weighted average share, and stock option information has been adjusted to reflect the five hundred-for-one stock split.

                                  PREDECESSOR                                 THE COMPANY
                          ---------------------------  ----------------------------------------------------------
                                         PERIOD FROM    PERIOD FROM
                                          JANUARY 1,     MARCH 21,                            SIX MONTHS
                           YEAR ENDED    1997 THROUGH  1997 THROUGH    YEAR ENDED               ENDED
                          DECEMBER 31,    MARCH 20,    DECEMBER 31,   DECEMBER 31,             JUNE 30,
                              1996           1997          1997           1998           1998           1999
                          -------------  ------------  -------------  -------------  -------------  -------------
                                                                                             (UNAUDITED)
Numerator:
  Net loss..............  $  (2,254,028)  $ (754,468)  $  (1,986,983) $  (3,976,683) $  (1,269,333) $  (5,208,337)

Denominator:
  Denominator for basic
    loss per share
    weighted average
    shares..............      3,304,254    5,254,060       5,882,500      5,899,167      5,882,500      5,923,902
  Dilutive securities:
    Employee stock
      options...........             --           --              --             --             --             --
                          -------------  ------------  -------------  -------------  -------------  -------------
  Denominator for
    diluted loss per
    share adjusted
    weighted-average
    shares..............      3,304,254    5,254,060       5,882,500      5,899,167      5,882,500      5,923,902
                          -------------  ------------  -------------  -------------  -------------  -------------
                          -------------  ------------  -------------  -------------  -------------  -------------
Basic loss per share....  $        (.68)  $     (.14)  $        (.34) $        (.67) $        (.22) $        (.88)
                          -------------  ------------  -------------  -------------  -------------  -------------
                          -------------  ------------  -------------  -------------  -------------  -------------
Diluted loss per
  share.................  $        (.68)  $     (.14)  $        (.34) $        (.67) $        (.22) $        (.88)
                          -------------  ------------  -------------  -------------  -------------  -------------
                          -------------  ------------  -------------  -------------  -------------  -------------

2.  FINANCIAL CONDITION

    Since March 1997, Navarre has provided advances to the Company for working capital and fixed asset purchases. The Company is currently not generating operating income or positive cash flows and remains dependent on the continuing financial support of Navarre. It is Navarre's intention to continue to fund these cash needs and will not require repayment of the advances in the foreseeable future until the Company is self-sufficient from funds raised from an anticipated initial public offering of common stock.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

3.  RELATED PARTY TRANSACTIONS

ADVERTISING SERVICES

    The Company provided advertising services to Navarre. Total services provided were $312,499, $51,188, $0 and $0, $0 and $0 in the year ended December 31, 1996, in the period January 1, 1997 through March 20, 1997, in the period March 21, 1997 through December 31, 1997, and in the year ended December 31, 1998 in the six months ended June 30, 1998 and in the six months ended June 30, 1999, respectively.

FULFILLMENT AGREEMENT

    Navarre and NetRadio have entered into a five-year fulfillment agreement (the "Fulfillment Agreement") under which NetRadio will seek to fulfill its customer purchase orders for certain products from Navarre before any other fulfillment source. The Fulfillment Agreement governs and describes order procedures, product returns, shipping procedures, payments and price lists. The Fulfillment Agreement may be terminated by either party if, among other things, NetRadio discontinues online sales of pre-recorded music or Navarre discontinues fulfillment services to online customers.

ADMINISTRATIVE SERVICES

    Since March 1997, Navarre has supplied NetRadio with executive services, certain administrative services such as human resources, marketing, accounting, payroll, legal, and employee benefits for a fee of $5,000 a month. The Company believes amounts charged are representative of the level of expense that would have been incurred on a stand-alone basis.

MULTIPLE ADVANCE TERM NOTE

    In February 1999, the Company executed a Multiple Advance Term Note ("Note") pursuant to which NetRadio will repay Navarre all advances that Navarre has provided to NetRadio to meet NetRadio's working capital needs and for NetRadio's other general corporate purposes. The Note is due and payable June 1, 2001 and bears interest at the prime rate plus one-half percent.

    Upon the closing of an anticipated initial public offering of common stock, Navarre, as part of its Separation Agreement with the Company, will convert $5,234,840 of the Note to equity of NetRadio. No additional shares of NetRadio common stock will be issued.

4.  OTHER CURRENT ASSETS

    Other current assets consist of 14 pre-set channels on RealNetworks, Inc.'s (RealNetworks) RealPlayer and promotional space on RealNetworks' home page that the Company acquired in May 1999 in exchange for cash and advertising of RealNetworks on the Company's website. The Company acquired the one-year right to the pre-set channels for $560,000 payable in four quarterly payments. RealNetworks is also obligated, for one year, to promote the Company twice per month on

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

4.  OTHER CURRENT ASSETS (CONTINUED)
RealNetworks' home page in exchange for $250,000 in RealNetworks advertising on the Company's website. These assets are being amortized over one year.

5.  NOTE RECEIVABLE--OFFICER

    The note receivable consists of an advance to an officer which is payable on demand. The note bears interest at 7.75% per annum beginning December 1999. Interest will accrue through December 2001, the duration of the note.

6.  PROPERTY AND EQUIPMENT

                                                   YEAR ENDED DECEMBER 31,
                                                  -------------------------
                                                     1997          1998
                                                  -----------  ------------  SIX MONTHS ENDED
                                                                               JUNE 30, 1999
                                                                             -----------------
                                                                                (UNAUDITED)
Furniture and fixtures..........................  $   129,534  $    129,534    $     129,534
Computer equipment and software.................      699,432     1,541,700        2,468,714
Office equipment................................       11,503        11,503           20,386
                                                  -----------  ------------  -----------------
                                                      840,469     1,682,737        2,618,634
Accumulated depreciation........................     (444,569)     (801,259)      (1,080,219)
                                                  -----------  ------------  -----------------
                                                  $   395,900  $    881,478    $   1,538,415
                                                  -----------  ------------  -----------------
                                                  -----------  ------------  -----------------

7.  NOTES PAYABLE

    The notes payable consist of advances from former shareholders repayable at $4,561 per month. The notes bear interest at 10% and were due in 1998. The remaining balance due of $48,050 was forgiven by the shareholders in 1998.

    Interest paid was $3,563, $9,875, $29,627, $23,442, $12,142 and $10,958 for
the year ended December 31, 1996, for the period January 1, 1997 through March 20, 1997, for the period March 21, 1997 through December 31, 1997 and for the year ended December 31, 1998 for the six months ended June 30, 1998 and for the six months ended June 30, 1999, respectively.

8.  INCOME TAXES

    At December 31, 1998, the Company had net operating loss carryforwards of approximately $5,000,000. These carryforwards are available to offset future taxable income, expire beginning 2011, and are subject to the limitations of Internal Revenue Code Section 382 resulting from changes in ownership.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

8.  INCOME TAXES (CONTINUED)
    Components of deferred income taxes are as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1998
                                                                    -------------  -----------
Gross deferred tax assets:
  Net operating loss carryforwards................................  $   1,400,000  $   500,000
                                                                    -------------  -----------
  Valuation allowance.............................................     (1,400,000)    (500,000)
                                                                    -------------  -----------
                                                                    $          --  $        --
                                                                    -------------  -----------
                                                                    -------------  -----------

9.  CAPITAL STOCK

THE COMPANY

    The Company is authorized by its articles of incorporation to issue 20,000,000 shares of common stock, no par value, of which 5,922,500 shares were outstanding and held of record by six shareholders on December 31, 1998.

    Concurrent with Navarre's March 1997 acquisition of NetRadio, ValueVision International, Inc. ("ValueVision") agreed to an investment in NetRadio, consisting of $1,000,000 in cash and an agreement to provide $2,000,000 worth of advertising time on television in exchange for 1,765 shares (pre-split, 882,500 shares post-split) of NetRadio common stock. ValueVision is an integrated electronic and print media direct marketing company and operates a television home shopping network. For financial reporting purposes, the advertising time was valued at $1 million at the time of the transaction. Before NetRadio can offer merchandise not distributed by Navarre or NetRadio prior to March 1997 (music and software), ValueVision has the right to distribute such merchandise provided that ValueVision offers NetRadio similar terms as those of another vendor.

    ValueVision also had certain preemptive rights which entitled it to purchase additional shares of NetRadio securities. If NetRadio achieves net revenues (excluding revenues from product sales) equal to $3,000,000 in any 12-month period, NetRadio has the right to require ValueVision to purchase for $500,000, additional shares of common stock equal to 4.95% of NetRadio's outstanding common stock and ValueVision has a similar right to purchase 4.95% percent of the outstanding common stock for $500,000. NetRadio and ValueVision have agreed to cancel these rights in connection with the issuance of 550,000 shares of NetRadio for $500,000 concurrent with the closing of an initial public offering by NetRadio.

PREDECESSOR

    In May 1996, Net Radio Corporation, Nevada issued 2,085,815 shares of common stock to Navarre in exchange for $1,000,000 and a $500,000 note receivable valued at $479,804.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

10.  STOCK OPTIONS AND GRANTS

    All stock option plans prior to the 1998 plan were terminated at the time of the acquisition by Navarre in March 1997. No options were granted during fiscal 1997.

    Pursuant to the 1996 and 1997 exercise of warrants and stock options, the Company issued 1,082,430 shares of common stock to former shareholders under non-recourse notes. The notes bore interest at 6% and extended for a term of 27 months upon execution of the note agreement. A subscription receivable of $659,000 related to these shares was recorded at the time the notes were executed in 1996. The note agreements were amended at the time of Navarre's acquisition of the remaining 50% of the Company in March 1997, whereby a certain pool of Navarre shares will be distributed upon payment of the notes.

    In June 1998, the board of directors adopted, and the shareholders approved the NetRadio Corporation 1998 Stock Option and Incentive Plan (the "1998 Stock Option Plan") pursuant to which officers, employees, consultants, independent contractors and non-employee directors are eligible to receive options to purchase shares of NetRadio common stock, stock appreciation rights and awards of deferred or restricted stock. A total of 1,475,000 shares of common stock may be issued under the 1998 Stock Option Plan with vesting periods of up to five years and maximum option terms of ten years. In February 1999, the board of directors approved an increase in the number of shares reserved under the 1998 Stock Option Plan from 1,475,000 to 2,000,000 shares.

    Option activity for the year ended 1998 and for the six months ended June 30, 1999 is summarized as follows:

                                                    PLAN OPTIONS                   WEIGHTED
                                                     AVAILABLE    PLAN OPTIONS      AVERAGE
                                                     FOR GRANT    OUTSTANDING   EXERCISE PRICE
                                                    ------------  ------------  ---------------
Balance on December 31, 1997......................           --            --             --
  Shares reserved.................................    1,475,000            --             --
  Granted.........................................     (939,500)      939,500      $    2.27
                                                    ------------  ------------
Balance on December 31, 1998......................      535,500       939,500      $    2.27
Shares reserved...................................      525,000
Granted...........................................     (307,350)      307,350      $    5.00
Forfeited.........................................       31,600       (31,600)     $    3.00
Exercised.........................................                     (5,400)     $    3.00
                                                    ------------  ------------         -----
Balance on June 30, 1999 (unaudited)..............      784,750     1,209,850      $    3.14
                                                    ------------  ------------         -----
                                                    ------------  ------------         -----

    The weighted average fair value of options granted in 1998 was $1.37. The exercise price of options outstanding at December 31, 1998 ranged from $1.64 to $5.00 per share. The number of options exercisable at December 31, 1998 was 117,333 with a weighted average remaining contractual life of 6.5 years.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

10.  STOCK OPTIONS AND GRANTS (CONTINUED)
    Pro forma information regarding net income (loss) and earnings (loss) per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the Black Scholes option pricing model with the following weighted average assumptions for 1998: risk-free interest rate of 4.7%, volatility of the expected market price of the Company's common stock of 70% and a weighted average expected life of the option of five years. The volatility used in the model was based upon the volatility of other publicly traded companies in similar industries.

    The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value statement, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                                     1998
                                                                                 -------------
Pro forma net loss.............................................................  $  (4,123,837)
Pro forma basic and diluted loss per share.....................................  $        (.70)

    The Company has granted 20,000 options to a non-employee. The fair value on the date of grant of the option was treated as expense and was $20,500 in 1998.

    In March 1999 NetRadio recognized $879,625 in compensation expense associated with the issuance of incentive stock options to employees with strike prices below the estimated fair market value of the Company's common stock on the date of grant.

EMPLOYMENT AGREEMENTS

    As of December 31, 1998, the Company had entered into employment agreements with four executives. The term of three of the agreements commenced on August 1, 1998 and ends on July 31, 2000. The term of the fourth agreement commenced on August 31, 1998 and ends on August 30, 2001. One executive will receive a one-time $20,000 bonus upon completion of an initial public offering, and three executives will each receive a one-time $10,000 bonus upon completion of an initial public offering. The employment agreements further provide that each executive is eligible to receive an annual performance bonus of up to 40% of his base salary if the Company achieves certain operating objectives.

                      NETRADIO CORPORATION AND PREDECESSOR

     YEAR ENDED DECEMBER 31, 1996, THE PERIODS FROM JANUARY 1, 1997 THROUGH
        MARCH 20, 1997 AND MARCH 21, 1997 THROUGH DECEMBER 31, 1997 AND
              THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS
                    ENDED JUNE 30, 1998 AND 1999 (UNAUDITED)

11.  COMMITMENTS

    The Company is obligated under operating and capital leases for office space and office equipment. Future annual minimum lease payments under leases in effect at December 31, 1998 are as follows:

                                                                         OPERATING    CAPITAL
                                                                        -----------  ----------
1999..................................................................   $  16,275   $  120,084
2000..................................................................          --       84,673
2001..................................................................          --       58,107
2002..................................................................          --           --
                                                                        -----------  ----------
Total minimum lease payments..........................................   $  16,275      262,864
                                                                        -----------
                                                                        -----------
Less amount representing interest.....................................                  (37,794)
                                                                                     ----------
Present value of minimum capital lease payments.......................               $  225,070
                                                                                     ----------
                                                                                     ----------

    Rent expense under the operating leases was $54,717, $32,605, $79,852 and $134,491, in the year ended December 31, 1996, in the period January 1, 1997 through March 20, 1997, in the period March 21, 1997 through December 31, 1997 and in the year ended December 31, 1998, respectively.